                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 48

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 16, 2004

                              --------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                  13D


1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)            (a)     [X]
    As to a group consisting of persons other than Covered Persons   (b)     [X]

3.  SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                          7.  SOLE VOTING POWER (See Item 6)
           NUMBER OF          As to Covered Shares, 0
            SHARES            As to Uncovered Shares, as stated in
         BENEFICIALLY         Appendix A
          OWNED BY
          REPORTING       8.  SHARED VOTING POWER (See Item 6) (Applies
           PERSON             to each person listed on Appendix A.)
            WITH              167,887,494 Covered Shares held by Covered Persons
                              32,105 Uncovered Shares held by Covered Persons(3
                              1,596,688 other Uncovered Shares held by Covered
                              Persons(4)

                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in
                              Appendix A

                         10.  SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in
                              Appendix A

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  169,516,287(5)

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            [ ]
    CERTAIN SHARES

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               33.18%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix
    A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.



--------

(1)     For a definition of this term, please see Item 2.

(2)     For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 81 private charitable foundations established by 81 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) Of these shares, 27,249,403 are deemed beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. The remaining 142,266,884 shares are beneficially owned by the Covered Persons as of the date hereof within the meaning of Rule 13d-3(a).

                                                                      APPENDIX A

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Julian D. Abel                                UK                0              0             0                      0
Bradley I. Abelow                                               0              0             0                      0
Peter C. Aberg                                                  0              0             0                      0
Daniel A. Abut                            Argentina             0              0             0                      0
Hilary E. Ackermann                                             0              0             0                      0
John J. Adair                                                   0              0             0                      0
Jeffrey D. Adams                                                0              0             0                      0
Alberto F. Ades                           Argentina             0              0             0                      0
Ben I. Adler                                                    0              0             0                      0
Olusegun O. Aganga                            UK                0              0             0                      0
Mark E. Agne                                                    0              0             0                      0
Gregory A. Agran                                                0              0             0                      0
Raanan A. Agus                                                  0              0             0                      0
Syed H. Ahmad                              Pakistan             0              0             0                      0
Jonathan R. Aisbitt                           UK                0              0             0                      0
Yusuf A. Aliredha                          Bahrain              0              0             0                      0
Andrew M. Alper                                                 0              0             0                      0
Philippe J. Altuzarra                       France              0              0             0                      0
Ignacio Alvarez-Rendueles                   Spain               0              0             0                      0
Rebecca Amitai                                                  0              0             0                      0
Thomas K. Amster                                                0              0             0                      0
Elizabeth D. Anderson                                           0              0             0                      0
Jason R. Anderson                                               0              0             0                      0
John G. Andrews                             USA/UK              0              0             0                      0
Francois Andriot                            France              0              0             0                      0
Douglas M. Angstrom                                             0              0             0                      0
Arnaud M. Apffel                            France              0              0             0                      0
Lori B. Appelbaum                                               0              0             0                      0
William W. Archer                                               0              0             0                      0
Jesus A. Arias                              Spain               0              0             0                      0
Philip S. Armstrong                           UK                0              0             0                      0
Anton J. Arriola                            Spain               0              0             0                      0
John A. Ashdown                               UK                0              0             0                      0
Akio Asuke                                  Japan               0              0             0                      0
David M. Atkinson                             UK                0              0             0                      0
Neil Z. Auerbach                                                0              0             0                      0
Armen A. Avanessians                                            0              0             0                      0
Dean C. Backer                                                  0              0             0                      0
William A. Badia                                                0              0             0                      0
Charles Baillie                                                 0              0             0                      0
Bernardo Bailo                              Italy               0              0             0                      0
Andrew G. Baird                               UK                0              0             0                      0
Mona H. Baird                                                   0              0             0                      0
Michiel J. Bakker                      The Netherlands          0              0             0                      0
Mark E. Bamford                                                 0              0             0                      0
William J. Bannon                                               0              0             0                      0
John S. Barakat                                                 0              0             0                      0
Indrajit Bardhan                            India               0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Scott B. Barringer                                              0              0             0                      0
Steven M. Barry                                                 0              0             0                      0
Christopher M. Barter                                           0              0             0                      0
Stacy Bash-Polley                                               0              0             0                      0
Gareth W. Bater                               UK                0              0             0                      0
Christopher A. Bates                                            0              0             0                      0
David Baum                                                      0              0             0                      0
Andrew T. Bednar                                                0              0             0                      0
Frank A. Bednarz                                                0              0             0                      0
Jonathan A. Beinner                                             0              0             0                      0
Douglas S. Bell                               UK                0              0             0                      0
Janet L. Bell                                                   0              0             0                      0
Ron E. Beller                                                   0              0             0                      0
Driss Ben-Brahim                           Morocco              0              0             0                      0
Jordan M. Bender                                                0              0             0                      0
Anna Maria J. Bentley                         UK                0              0             0                      0
Susan M. Benz                                                   0              0             0                      0
Kenneth Berents                                                 0              0             0                      0
Michael G. Berini                                               0              0             0                      0
Milton R. Berlinski                    The Netherlands          0              0             0                      0
Andrew S. Berman                                                0              0             0                      0
Frances R. Bermanzohn                                           0              0             0                      0
Paul D. Bernard                                                 0              0             0                      0
Stuart N. Bernstein                                             0              0             0                      0
Robert A. Berry                               UK                0              0             0                      0
John D. Bertuzzi                                                0              0             0                      0
Elizabeth E. Beshel                                             0              0             0                      0
Andrew M. Bevan                               UK                0              0             0                      0
Jean-Luc Biamonti                           Monaco              0              0             0                      0
Andrew C. Bieler                                                0              0             0                      0
James J. Birch                                UK                0              0             0                      0
Gary D. Black                                                   0              0             0                      0
Lloyd C. Blankfein                                              0              0             0                      0
Abraham Bleiberg                            Mexico              0              0             0                      0
David W. Blood                                                  0              0             0                      0
Randall A. Blumenthal                                           0              0             0                      0
David R. Boles                                                  0              0             0                      0
Marjorie Boliscar                                               0              0             0                      0
Oliver R. Bolitho                             UK                0              0             0                      0
Michael F. Bonte-Friedheim                 Germany              0              0             0                      0
Johannes M. Boomaars                   The Netherlands          0              0             0                      0
Douglas L. Borden                                               0              0             0                      0
Antonio Borges                             Portugal             0              0             0                      0
J. Theodore Borter                                              0              0             0                      0
Alastair M. Borthwick                         UK                0              0             0                      0
Alison L. Bott                                UK                0              0             0                      0
Charles W.A. Bott                             UK                0              0             0                      0
Sally A. Boyle                                UK                0              0             0                      0
George M. Brady                                                 0              0             0                      0
Mairtin Brady                              Ireland              0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Lester R. Brafman                                               0              0             0                      0
Benjamin S. Bram                                                0              0             0                      0
Graham Branton                                UK                0              0             0                      0
Thomas C. Brasco                                                0              0             0                      0
Alan J. Brazil                                                  0              0             0                      0
John Breyo                                                      0              0             0                      0
Timothy J. Bridges                            UK                0              0             0                      0
Victoria A. Bridges                                             0              0             0                      0
Peter L. Briger, Jr.                                            0              0             0                      0
Craig W. Broderick                                              0              0             0                      0
Richard J. Bronks                             UK                0              0             0                      0
Julia A. Bronson                                                0              0             0                      0
Holger Bross                               Germany              0              0             0                      0
Cynthia A. Brower                                               0              0             0                      0
Julian J. Brown                               UK                0              0             0                      0
Kathleen Brown                                                  0              0             0                      0
Melissa R. Brown                                                0              0             0                      0
Peter D. Brundage                                               0              0             0                      0
John J. Bu                                                      0              0             0                      0
Lawrence R. Buchalter                                           0              0             0                      0
David D. Buckley                              UK                0              0             0                      0
Mark J. Buisseret                             UK                0              0             0                      0
Steven M. Bunson                                                0              0             0                      0
Timothy B. Bunting                            UK                0              0             0                      0
Nicholas F. Burgin                                              0              0             0                      0
Andrew J. Burke-Smith                       Canada              0              0             0                      0
Randall S. Burkert                                             142             0            142                     0
Michael S. Burton                             UK                0              0             0                      0
Joseph M. Busuttil                                              0              0             0                      0
George H. Butcher III                                           0              0             0                      0
Mary D. Byron                                                   0              0             0                      0
Jin Yong Cai                                China               0              0             0                      0
Sebastiano Calabro                                              0              0             0                      0
Lawrence V. Calcano                                             0              0             0                      0
Elizabeth V. Camp                                               0              0             0                      0
John D. Campbell                                                0              0             0                      0
Richard M. Campbell-Breeden                   UK                0              0             0                      0
Philippe L. Camu                           Belgium              0              0             0                      0
David E. Cantillon                         Ireland              0              0             0                      0
Sally W. Cantwell                             UK                0             600(6)         0                     600(6)
Gerald J. Cardinale                                             0              0             0                      0
Mark M. Carhart                                                 0              0             0                      0
Mariafrancesca Carli                        Italy               0              0             0                      0
Valentino D. Carlotti                                           0              0             0                      0
Anthony H. Carpet                                               0              0             0                      0
Michael J. Carr                                                 0              0             0                      0
Christopher J. Carrera                                          10             0             10                     0


----------
(6)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Mark Carroll                                                    0              0             0                      0
Virginia E. Carter                                              0              0             0                      0
Mary Ann Casati                                                 0              0             0                      0
Chris Casciato                                                  0              0             0                      0
John W. Cembrook                                                0              0             0                      0
Eduardo Centola                             Brazil              0              0             0                      0
Robert J. Ceremsak, Jr.                                         0              0             0                      0
Lik Shuen David Chan                      Hong Kong             0              0             0                      0
Kuo-Chun K. Chang                           Taiwan              0              0             0                      0
Amy L. Chasen                                                   0              0             0                      0
Sacha A. Chiaramonte                       Germany              0              0             0                      0
Andrew A. Chisholm                          Canada              0              0             0                      0
W. Reed Chisholm II                                            498             0            498                     0
Thomas V. Cholnoky                                              0              0             0                      0
Robert J. Christie                                              0              0             0                      0
Jane P. Chwick                                                  0              0             0                      0
James R. Cielinski                                              0              0             0                      0
Peter T. Cirenza                                                0              0             0                      0
Geoffrey G. Clark                           Canada              0              0             0                      0
James B. Clark                                                  0              0             0                      0
Kent A. Clark                               Canada              0              0             0                      0
Alexander Classen                        Switzerland            0              0             0                      0
Catherine M. Claydon                        Canada              0              0             0                      0
Zachariah Cobrinik                                              0              0             0                      0
Kelly C. Coffey                                                 0              0             0                      0
Abby Joseph Cohen                                               0              0             0                      0
Lawrence A. Cohen                                              200             0            200                     0
Marc I. Cohen                                                   0              0             0                      0
Gary D. Cohn                                                    0              0             0                      0
Christopher A. Cole                                             0              0             0                      0
Timothy J. Cole                                                 0              0             0                      0
Colin Coleman                            South Africa           0              0             0                      0
Marcus R. Colwell                                               0              0             0                      0
Peter H. Comisar                                                0              0             0                      0
Laura C. Conigliaro                                             0              0             0                      0
Thomas V. Conigliaro                                           667             0            667                     0
William J. Conley, Jr.                                         416             0            416                     0
Thomas G. Connolly                       Ireland/USA            0              0             0                      0
Frank T. Connor                                                 0              0             0                      0
Karen R. Cook                                 UK                0              0             0                      0
Edith W. Cooper                                                 0              0             0                      0
Philip A. Cooper                                                0              0             0                      0
Kenneth W. Coquillette                                          0              0             0                      0
Carlos A. Cordeiro                                              0              0             0                      0
Colin J. Corgan                                                 0              0             0                      0
David W. Corley                                                 0              0             0                      0
Thomas W. Cornacchia                                            0              0             0                      0
Henry Cornell                                                   0              0             0                      0
E. Gerald Corrigan                                              0              0             0                      0
Claudio Costamagna                          Italy               0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Marta Z. Cotton                                                 0              0             0                      0
James A. Coufos                                                 0              0             0                      0
Frank L. Coulson, Jr.                                           0              0             0                      0
Kenneth Courtis                                                 0              0             0                      0
Eric J. Coutts                                UK                0              0             0                      0
Beverley M. Covell                            UK                0              0             0                      0
Randolph L. Cowen                                               0              0             0                      0
Brahm S. Cramer                             Canada              0              0             0                      0
Nicholas P. Crapp                             UK                0              0             0                      0
Michael J. Crinieri                                             0              0             0                      0
Craig W. Crossman                         Australia             0              0             0                      0
Neil D. Crowder                                                 0              0             0                      0
Michael L. Crowl                                                0              0             0                      0
Eduardo A. Cruz                                                 0              0             0                      0
Jeffrey R. Currie                                               0              0             0                      0
John P. Curtin, Jr.                                             0              0             0                      0
John W. Curtis                                                  0              0             0                      0
Matthew H. Cyzer                              UK                0              0             0                      0
Michael D. Daffey                         Australia             0              0             0                      0
Stephen C. Daffron                                              0              0             0                      0
Linda S. Daines                                                 0              0             0                      0
Paul B. Daitz                                                   0              0             0                      0
John S. Daly                               Ireland              0              0             0                      0
Stephen D. Daniel                           Canada              0              0             0                      0
Philip M. Darivoff                                              0              0             0                      0
Frederick C. Darling                                            0              0             0                      0
Matthew S. Darnall                                              0              0             0                      0
David H. Dase                                                   0              0             0                      0
Timothy D. Dattels                          Canada              0              0             0                      0
Gavyn Davies                                  UK                0              0             0                      0
Stephen Davies                                UK                0              0             0                      0
Katherine R. Davisson                                           0              0             0                      0
Oral W. Dawe                                Canada              0              0             0                      0
Diego De Giorgi                             Italy               0              0             0                      0
Michael G. De Lathauwer                    Belgium              0              0             0                      0
Francois-Xavier De Mallmann           France/Switzerland        0              0             0                      0
Jean A. De Pourtales                      France/UK             0              0             0                      0
Giorgio De Santis                           Italy               0              0             0                      0
Luigi de Vecchi                             Italy               0              0             0                      0
David A. Dechman                                                0              0             0                      0
Daniel L. Dees                                                  0              0             0                      0
Bradley S. DeFoor                                               0              0             0                      0
Mark Dehnert                                                    0              0             0                      0
Paul C. Deighton                              UK                0              0             0                      0
Alvaro del Castano                          Spain               0              0             0                      0
James Del Favero                          Australia             0              0             0                      0
Juan A. Del Rivero                          Spain               0              0             0                      0
Robert V. Delaney, Jr.                                          0              0             0                      0
Joseph Della Rosa                                               0              0             0                      0
Thomas F. Dempsey                                               0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Roger E. Denby-Jones                          UK                0              0             0                      0
Neil V. DeSena                                                  0              0             0                      0
Martin R. Devenish                            UK                0              0             0                      0
Andrew C. Devenport                           UK                0              0             0                      0
Stephen D. Dias                               UK                0              0             0                      0
Armando A. Diaz                                                 0              0             0                      0
Alexander C. Dibelius                      Germany              0              0             0                      0
David G. Dick                                 UK                0              0             0                      0
James D. Dilworth                                               0              0             0                      0
Simon P. Dingemans                            UK                0              0             0                      0
Joseph P. DiSabato                                              0              0             0                      0
Michele I. Docharty                                             0              0             0                      0
Paula A. Dominick                                               0              0             0                      0
Noel B. Donohoe                            Ireland              0              0             0                      0
Suzanne O. Donohoe                                              0              0             0                      0
James H. Donovan                                                0              0             0                      0
Jana Hale Doty                                                  0              0             0                      0
Robert G. Doumar, Jr.                                           0              0             0                      0
Thomas M. Dowling                                               0              0             0                      0
John O. Downing                                                 0              0             0                      0
Mario Draghi                                Italy               0              0             0                      0
Michael B. Dubno                                                0              0             0                      0
Connie K. Duckworth                                             0              0             0                      0
William C. Dudley                                               0              0             0                      0
Donald J. Duet                                                  0              0             0                      0
Brian J. Duffy                                                  0              0             0                      0
Brian Duggan                                                    0              0             0                      0
C. Steven Duncker                                               0              0             0                      0
Karlo J. Duvnjak                            Canada              0              0             0                      0
Jay S. Dweck                                                    0              0             0                      0
Michael L. Dweck                                                0              0             0                      0
Gordon E. Dyal                                                  0              0             0                      0
Isabelle Ealet                              France              0              0             0                      0
Glenn P. Earle                                UK                0              0             0                      0
David C. Earling                                                0              0             0                      0
Seaborn S. Eastland                                             0              0             0                      0
Kenneth M. Eberts III                                           0              0             0                      0
Paul S. Efron                                                   0              0             0                      0
Herbert E. Ehlers                                               0              0             0                      0
Robert K. Ehudin                                                0              0             0                      0
John E. Eisenberg                                               0              0             0                      0
Edward K. Eisler                           Austria              0              0             0                      0
Jason H. Ekaireb                              UK                0              0             0                      0
Gregory H. Ekizian                                              0              0             0                      0
Aubrey J. Ellis                                                 0              0             0                      0
Kathy G. Elsesser                                               0              0             0                      0
Glenn D. Engel                                                  0              0             0                      0
Peter C. Enns                               Canada              0              0             0                      0
Katherine B. Enquist                                            0              0             0                      0
L. Brooks Entwistle                                             0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Earl S. Enzer                                                   0              0             0                      0
Christopher H. Eoyang                                           0              0             0                      0
Christian Erickson                                              0              0             0                      0
Fred W. Esiri                                 UK                0              0             0                      0
James P. Esposito                                               0              0             0                      0
Michael P. Esposito                                             0              0             0                      0
George C. Estey                             Canada              0              0             0                      0
Mark D. Ettenger                                                0              0             0                      0
Bruce J. Evans                                                  0              0             0                      0
J. Michael Evans                            Canada              0              0             0                      0
W. Mark Evans                               Canada              0              0             0                      0
Charles P. Eve                                UK                0              0             0                      0
Elizabeth C. Fascitelli                                         0              0             0                      0
Jeffrey F. Fastov                                               0              0             0                      0
Douglas L. Feagin                                               0              0             0                      0
Regina M. Feeney                                                0              0             0                      0
Pieter Maarten Feenstra                The Netherlands          0              0             0                      0
Norman Feit                                                     0              0             0                      0
Steven M. Feldman                                               0              0             0                      0
Laurie R. Ferber                                                0              0             0                      0
Luca D. Ferrari                                                 0              0             0                      0
John A. Ferro, Jr.                                              0              0             0                      0
Gail S. Fierstein                                               0              0             0                      0
Gregory A. Finck                                                0              0             0                      0
David A. Fishman                                                0              0             0                      0
Lawton W. Fitt                                                  0              0             0                      0
Stephen C. Fitzgerald                     Australia             0              0             0                      0
Daniel M. FitzPatrick                                           0              0             0                      0
James A. Fitzpatrick                                            0              0             0                      0
Pierre-Henri Flamand                        France              0              0             0                      0
Alexander W. Fletcher                         UK                0              0             0                      0
Mark C. Fletcher                              UK                0              0             0                      0
Mark B. Florian                                                 0              0             0                      0
Timothy B. Flynn                                                0              0             0                      0
Elisabeth Fontenelli                                            0              0             0                      0
David B. Ford                                                   0            134(7)          0                     134(7)
Elizabeth J. Ford                                               0              0             0                      0
Edward C. Forst                                                 0              0             0                      0
Colleen A. Foster                                               0              0             0                      0
George B. Foussianes                                            0              0             0                      0
Linda M. Fox                                                    0              0             0                      0
Stephen H. Frank                                                0              0             0                      0
Oliver L. Frankel                                               0              0             0                      0
Jeffrey S. Frase                                                0              0             0                      0
Orit P. Freedman                            Israel              0              0             0                      0
Matthew T. Fremont-Smith                                        0              0             0                      0
Christopher G. French                         UK                0              0             0                      0
Timothy G. Freshwater                         UK                0              0             0                      0

----------
(7)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Jacob Y. Friedman                                               0              0             0                      0
Richard A. Friedman                                             0              0             0                      0
Kieu L. Frisby                                                  0              0             0                      0
Matthias K. Frisch                       Switzerland            0              0             0                      0
Robert K. Frumkes                                               0              0             0                      0
C. Douglas Fuge                                                 0              0             0                      0
Shirley Fung                                  UK                0              0             0                      0
Timothy T. Furey                                                0              0             0                      0
Enrico S. Gaglioti                                              0              0             0                      0
Timur F. Galen                                                  0              0             0                      0
Maryann L. Gallivan                                             0            2000(8)         0                     2000(8)
Gonzalo R. Garcia                           Chile               0              0             0                      0
Guillermo Garcia                            Mexico              0              0             0                      0
James R. Garvey                            Ireland              0              0             0                      0
Joseph D. Gatto                                                 0              0             0                      0
Richard A. Genna                                                0              0             0                      0
Hywel D. George                               UK                0              0             0                      0
Peter C. Gerhard                                                0              0             0                      0
Kenneth K. Gershenfeld                                          0              0             0                      0
Rajiv A. Ghatalia                           India               0              0             0                      0
Robert R. Gheewalla                                             0              0             0                      0
Nomi Ghez                                 Israel/USA            0              0             0                      0
Scott A. Gieselman                                              0              0             0                      0
Gary T. Giglio                                                  0              0             0                      0
H. John Gilbertson, Jr.                                         0              0             0                      0
Nicholas G. Giordano                                            0             300(9)         0                     300(9)
Joseph H. Gleberman                                             0              0             0                      0
Justin G. Gmelich                                               0              0             0                      0
Richard J. Gnodde                          Ireland/             0              0             0                      0
                                         South Africa
Jeffrey B. Goldenberg                                           0           2,860(10)        0                    2,860(10)
Rachel C. Golder                                                0              0             0                      0
Jacob D. Goldfield                                              0              0             0                      0
Daniel C. Goldwater                           UK                0              0             0                      0
James S. Golob                                                  0              0             0                      0
Gregg A. Gonsalves                                              0              0             0                      0
Amy O. Goodfriend                                               0              0             0                      0
Larry J. Goodwin                                                0              0             0                      0
Andrew M. Gordon                                                0              0             0                      0
Robert D. Gottlieb                                              0              0             0                      0
Gregory M. Gould                                                0              0             0                      0
Frank J. Governali                                              0              0             0                      0
Lorenzo Grabau                              Italy               0              0             0                      0
Geoffrey T. Grant                                               0              0             0                      0
William M. Grathwohl                                            0              0             0                      0
Pedro Gonzalez Grau                         Spain               0              0             0                      0


----------
(8)     Shared with family members.
(9)     Shared with family members.
(10)    Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Eldridge F. Gray                                                0              0             0                      0
Michael J. Graziano                                             0              0             0                      0
Carmen A. Greco                                                 0              0             0                      0
Stefan Green                              Australia             0              0             0                      0
David J. Greenwald                                              0              0             0                      0
Louis S. Greig                                UK                0              0             0                      0
William W. Gridley                                              0              0             0                      0
Peter W. Grieve                                                 0              0             0                      0
Christopher Grigg                             UK                0              0             0                      0
Edward Sebastian Grigg                    UK/France             0              0             0                      0
Michael J. Grimaldi                                             0              0             0                      0
Douglas C. Grip                                                 0              0             0                      0
Peter Gross                                                     0              0             0                      0
David J. Grounsell                            UK                0              0             0                      0
Eric P. Grubman                                                 0              0             0                      0
Edward J. Guay                                                  0              0             0                      0
Kevin J. Guidotti                                               0              0             0                      0
Arun M. Gunewardena                       Sri Lanka             0              0             0                      0
Vishal Gupta                                India               0              0             0                      0
Celeste A. Guth                                                 0              0             0                      0
Vladimir M. Gutin                                               0              0             0                      0
Joseph D. Gutman                                                0              0             0                      0
Douglas A. Guzman                           Canada              0              0             0                      0
Erol Hakanoglu                              Turkey              0              0             0                      0
Elizabeth M. Hammack                                            0              0             0                      0
David R. Hansen                           Australia             0              0             0                      0
Mary L. Harmon                                                  0              0             0                      0
Roger C. Harper                                                 0              0             0                      0
Robert S. Harrison                                              0              0             0                      0
Valerie J. Harrison                           UK                0              0             0                      0
Shelley A. Hartman                                              0              0             0                      0
Paul R. Harvey                                                  0              0             0                      0
Taizo Hasebe                                Japan               0              0             0                      0
Rumiko Hasegawa                             Japan               0              0             0                      0
A. John Hass                                                    0              0             0                      0
Stephen J. Hay                                UK                0              0             0                      0
Kuniyoshi Hayashi                           Japan               0              0             0                      0
Keith L. Hayes                                UK                0              0             0                      0
Edward A. Hazel                                                854            300(11)       854                    300(11)
Thomas J. Healey                                                0              0             0                      0
Robert C. Heathcote                           UK                0              0             0                      0
Sylvain M. Hefes                            France              0              0             0                      0
Douglas C. Heidt                                                0              0             0                      0
David B. Heller                                                 0              0             0                      0
Steven M. Heller                                                0              0             0                      0
William L. Hemphill                                             0              0             0                      0
Ruud G. Hendriks                       The Netherlands          0              0             0                      0


----------
(11)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
David P. Hennessey                                              0              0             0                      0
R. Douglas Henderson                                            0              0             0                      0
David L. Henle                                                  0             600            0                     600
Mary C. Henry                                                   0              0             0                      0
Benoit Herault                              France              0              0             0                      0
Peter C. Herbert                                                0              0             0                      0
Bruce A. Heyman                                                 0              0             0                      0
Stephen Hickey                                                  0              0             0                      0
Melina E. Higgins                                               0              0             0                      0
Robert E. Higgins                                               0              0             0                      0
Joanne M. Hill                                                  0              0             0                      0
Michael I. Hill                               UK                0              0             0                      0
M. Roch Hillenbrand                                             0              0             0                      0
Donald W. Himpele                                               0              0             0                      0
Kenneth L. Hirsch                                               0              0             0                      0
Kenneth W. Hitchner                                             0              0             0                      0
Maykin Ho                                                       0              0             0                      0
Timothy E. Hodgson                          Canada              0              0             0                      0
Axel Hoerger                               Germany              0              0             0                      0
Jacquelyn M. Hoffman-Zehner                 Canada              0              0             0                      0
Christopher G. Hogg                    New Zealand/USA          0              0             0                      0
Svein R. Hogset                             Norway              0              0             0                      0
Simon N. Holden                               UK                0              0             0                      0
Margaret J. Holen                                               0              0             0                      0
Daniel E. Holland III                                           0              0             0                      0
Teresa E. Holliday                                              0              0             0                      0
Peter Hollmann                             Germany              0              0             0                      0
Philip Holzer                              Germany              0              0             0                      0
Gregory T. Hoogkamp                                             0              0             0                      0
Sean C. Hoover                                                  0              0             0                      0
Shin Horie                                  Japan               0              0             0                      0
Jay D. Horine                                                   0              0             0                      0
Robert D. Hormats                                               0              0             0                      0
Robert G. Hottensen, Jr.                                       577             0            577                     0
Thomas J. Houle                                                 0              0             0                      0
Michael R. Housden                            UK                0              0             0                      0
Robert Howard                                                   0              0             0                      0
Mark Howard-Johnson                                             0              0             0                      0
Zu Liu Frederick Hu                         China               0              0             0                      0
Paul J. Huchro                                                  0              0             0                      0
James A. Hudis                                                  0              0             0                      0
Terry P. Hughes                            Ireland              0              0             0                      0
Bimaljit S. Hundal                            UK                0              0             0                      0
Edith A. Hunt                                                   0              0             0                      0
Susan J. Hunt                                 UK                0              0             0                      0
Janet T. Hurley                                                 0              0             0                      0
Fern Hurst                                                      0              0             0                      0
Robert J. Hurst                                                100             0            100                     0
Elizabeth A. Husted                                             0              0             0                      0
Walter V. Hutcherson                                            0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Phillip S. Hylander                           UK                0              0             0                      0
John S. Iglehart                                                0              0             0                      0
Robert F. Incorvaia                                             0              0             0                      0
Toni-Dara Infante                                               0              0             0                      0
Francis J. Ingrassia                                            0              0             0                      0
Timothy J. Ingrassia                                            0              0             0                      0
Zubin P. Irani                              India               0              0             0                      0
Margaret H. Isdale                                              0              0             0                      0
Hideki Ishibashi                            Japan               0              0             0                      0
Raymond J. Iwanowski                                            0              0             0                      0
Walter A. Jackson                                               0              0             0                      0
William L. Jacob III                                            0              0             0                      0
Arthur L. Jacobson, Jr.                                         0              0             0                      0
James A. Jacobson                                               0              0             0                      0
Richard I. Jaffee                                               0              0             0                      0
Stefan J. Jentzsch                         Germany              0              0             0                      0
Andrew R. Jessop                              UK                0              0             0                      0
Dan H. Jester                                                   0              0             0                      0
Thomas Jevon                                                    0              0             0                      0
Daniel J. Jick                                                  0              0             0                      0
David M. Jimenez-Blanco                     Spain               0              0             0                      0
Peter T. Johnston                                              523             0            523                     0
Andrew J. Jonas                                                 0              0             0                      0
Adrian M. Jones                            Ireland              0              0             0                      0
Emerson P. Jones                                                0              0             0                      0
Robert C. Jones                                                 0              0             0                      0
Terrence O. Jones                                               0              0             0                      0
William J. Jones                                                0              0             0                      0
Kevin M. Jordan                                                 0              0             0                      0
Mei L. Joseph                             Singapore             0              0             0                      0
Roy R. Joseph                               Guyana              0              0             0                      0
Kenneth L. Josselyn                                             0              0             0                      0
Chansoo Joung                                                   0              0             0                      0
Andrew J. Kaiser                                                0              0             0                      0
Ann F. Kaplan                                                   21             0             21                     0
Barry A. Kaplan                                                 0              0             0                      0
David A. Kaplan                                                 0              0             0                      0
Jason S. Kaplan                                                 0              0             0                      0
Robert S. Kaplan                                                0              0             0                      0
Scott B. Kapnick                                                0            1,666(12)       0                    1,666(12)
Atul Kapur                                  India               0              0             0                      0
Erland S. Karlsson                          Sweden              0              0             0                      0
James M. Karp                                                   0              0             0                      0
Toshinobu Kasai                             Japan               0              0             0                      0
Shunji Katayama                             Japan               0              0             0                      0
Richard Katz                                                    0              0             0                      0
Robert J. Katz                                                  0              0             0                      0


----------
(12)    Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
James C. Katzman                                                0              0             0                      0
David K. Kaugher                                                0              0             0                      0
Alan S. Kava                                                    0              0             0                      0
Larry M. Kellerman                                              0              0             0                      0
John L. Kelly                                                   0              0             0                      0
Carsten Kengeter                           Germany              0              0             0                      0
Kevin W. Kennedy                                                0              0             0                      0
Gioia M. Kennett                                                0              0             0                      0
James P. Kenney                                                 0              0             0                      0
William J. Kenney                                               0              0             0                      0
Thomas J. Kenny                                                 0              0             0                      0
Steven E. Kent                                                  0              0             0                      0
Steven Kerr                                                     0              0             0                      0
John G. Ketterer III                                            0              0             0                      0
Lawrence S. Keusch                                              0              0             0                      0
Rustom N. Khandalavala                                          0              0             0                      0
Philippe Khuong-Huu                         France              0              0             0                      0
Peter D. Kiernan III                                            0              0             0                      0
Sun Bae Kim                                 Canada              0              0             0                      0
Douglas W. Kimmelman                                           445             0            445                     0
Masaaki Kimura                           South Korea            0              0             0                      0
Colin E. King                               Canada             429             0            429                     0
Jonathan S. King                              UK                0              0             0                      0
Robert C. King, Jr.                                             0              0             0                      0
Timothy M. Kingston                                             0              0             0                      0
Shigeki Kiritani                            Japan               0              0             0                      0
Ewan M. Kirk                                  UK                0              0             0                      0
Remy Klammers                               France              0              0             0                      0
Daniel H. Klebes II                                             0              0             0                      0
Michael Klimek                                                  0              0             0                      0
Michael K. Klingher                                             0              0             0                      0
Frederick J. Knecht                                             0              0             0                      0
Bradford C. Koenig                                              0              0             0                      0
Andreas Koernlein                          Germany              0              0             0                      0
Mark J. Kogan                                                   0              0             0                      0
Yasuro K. Koizumi                           Japan               0              0             0                      0
J. Christopher A. Kojima                    Canada              0              0             0                      0
Kazuaki Kojima                              Japan               0              0             0                      0
Jonathan L. Kolatch                                             0              0             0                      0
Jeffrey A. Kolitch                                              0              0             0                      0
Richard E. Kolman                                               0              0             0                      0
Takahiro Komatsu                            Japan               0              0             0                      0
Robert A. Koort                                                 0              0             0                      0
Philip J. Kopp III                                              0              0             0                      0
David J. Kostin                                                 0              0             0                      0
Koji Kotaka                                 Japan               0              0             0                      0
John D. Kramer                                                  0              0             0                      0
Peter S. Kraus                                                  15             0             15                     0
Srihari Kumar                               India               0              0             0                      0
Mary Lyn Valkenburg Kurish                                      0              0             0                      0
Eiichiro Kuwana                             Japan               0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Tak Sing Kenneth Kwok                     Hong Kong             0              0             0                      0
Joon Kwun                                South Korea            0              0             0                      0
Peter Labbat                                                    0              0             0                      0
Brian J. Lahey                                                  0              0             0                      0
Peggy A. Lamb                                                   0              0             0                      0
Simon M. Lamb                                 UK                0              0             0                      0
David G. Lambert                                                0              0             0                      0
Joseph A. LaNasa III                                            0              0             0                      0
Eric S. Lane                                                    0              0             0                      0
Thomas K. Lane                                                  0              0             0                      0
Rudolf N. Lang                             Germany              0              0             0                      0
Jonathan A. Langer                                              0              0             0                      0
Gary R. Lapidus                                                 0              0             0                      0
Bruce M. Larson                                                 0              0             0                      0
Thomas D. Lasersohn                                             0              0             0                      0
Anthony D. Lauto                                                0              0             0                      0
John J. Lauto                                                   0              0             0                      0
Matthew Lavicka                                                 0              0             0                      0
Peter T. Lawler                                                 0              0             0                      0
David N. Lawrence                                               0              0             0                      0
Hugh J. Lawson                                                  0              0             0                      0
Peter J. Layton                                                 0              0             0                      0
Susan R. Leadem                                                 0              0             0                      0
Andrew D. Learoyd                             UK                0              0             0                      0
Brian J. Lee                                                    0              0             0                      0
Cham Chung Ken Lee                        Hong Kong             0              0             0                      0
Chan-Keun Lee                            South Korea            0              0             0                      0
George C. Lee                                                   0              0             0                      0
Gregory D. Lee                            Australia             0              0             0                      0
Ronald Lee                                                      0              0             0                      0
Kenneth H. M. Leet                                              0              0             0                      0
Richard O. Leggett                                              0              0             0                      0
Tim Leissner                                Brazil              0              0             0                      0
Todd W. Leland                                                  0              0             0                      0
Paulo C. Leme                                                   0              0             0                      0
Gregg R. Lemkau                                                 0              0             0                      0
Remco O. Lenterman                     The Netherlands          0              0             0                      0
Deborah R. Leone                                                0              0             0                      0
Hughes B. Lepic                             France              0              0             0                      0
Johan H. Leven                              Sweden              0              0             0                      0
Ronald S. Levin                                                 0              0             0                      0
Allan S. Levine                                                 0              0             0                      0
Brian T. Levine                                                 0              0             0                      0
Jack Levy                                                       0              0             0                      0
Richard J. Levy                               UK                0              0             0                      0
Tobin V. Levy                                                   0              0             0                      0
P. Jeremy Lewis                                                 0              0             0                      0
Mark E. Leydecker                                               0              0             0                      0
Matthew G. L'Heureux                                            0              0             0                      0
Michael Liberman                                                0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
George C. Liberopoulos                    Canada/USA            0              0             0                      0
Gwen R. Libstag                                                 0              0             0                      0
Stephen C. Lichtenauer                                          0              0             0                      0
Roger A. Liddell                              UK                0              0             0                      0
Richard J. Lieb                                                 0              0             0                      0
Lisette M. Lieberman                                           764             0            764                     0
Mitchell J. Lieberman                                           0              0             0                      0
Richerd C. Lightburn                                            0              0             0                      0
Terence Tayseop Lim                      South Korea            0              0             0                      0
Ryan D. Limaye                                                  0              0             0                      0
Josephine Linden                              UK                0              0             0                      0
Lawrence H. Linden                                              0              0             0                      0
Anthony W. Ling                               UK                0              0             0                      0
Roger E. Linnemann, Jr.                                         0              0             0                      0
Bonnie S. Litt                                                  0              0             0                      0
Robert Litterman                                                0              0             0                      0
Robert H. Litzenberger                                          0              0             0                      0
David McD. A. Livingstone                 Australia             0              0             0                      0
Jill E. Lohrfink                                                0              0             0                      0
Douglas F. Londal                                               0              0             0                      0
Joseph Longo                                                    0              0             0                      0
Jonathan M. Lopatin                                             0              0             0                      0
Francisco Lopez-Balboa                                          0              0             0                      0
Victor M. Lopez-Balboa                                          0              0             0                      0
Antigone Loudiadis                            UK                0              0             0                      0
Kevin L. Lundeen                                                0              0             0                      0
Mark A. Lynch                                 UK                0              0             0                      0
Michael R. Lynch                                                0              0             0                      0
Thomas R. Lynch                                                 0              0             0                      0
Peter J. Lyon                                                   0              0             0                      0
Peter B. MacDonald                            UK                0              0             0                      0
Mark G. Machin                                UK                0              0             0                      0
Paula B. Madoff                                                 0              0             0                      0
Shogo Maeda                                 Japan               0              0             0                      0
Christopher J. Magarro                                          0              0             0                      0
John A. Mahoney                                                 0              0             0                      0
Sean O. Mahoney                                                 0              0             0                      0
Russell E. Makowsky                                             0              0             0                      0
Keith A. Malas                                                  0              0             0                      0
Aadarsh K. Malde                              UK                0              0             0                      0
Puneet Malhi                                  UK                0              0             0                      0
Peter G. C. Mallinson                         UK                0              0             0                      0
John V. Mallory                                                 0              0             0                      0
Kathleen M. Maloney                                             0              0             0                      0
Jean E. Manas                               Greece              0              0             0                      0
Charles G. R. Manby                           UK                0              0             0                      0
Robert S. Mancini                                               0              0             0                      0
Barry A. Mannis                                                 0              0             0                      0
Simon I. Mansfield                                              0              0             0                      0
Elizabeth C. Marcellino                                         0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Joseph C. Marconi                                               0              0             0                      0
Ronald G. Marks                                                 0              0             0                      0
Robert J. Markwick                            UK                0              0             0                      0
Nicholas I. Marovich                                            0              0             0                      0
Alexander M. Marshall                         UK                0              0             0                      0
David J. Marshall                                               0              0             0                      0
Allan S. Marson                               UK                0              0             0                      0
Paul A. Marson                                UK                0              0             0                      0
Eff W. Martin                                                   0              0             0                      0
Alison J. Mass                                                  0              0             0                      0
Robert A. Mass                                                  0              0             0                      0
John J. Masterson                                               0              0             0                      0
David J. Mastrocola                                             0              0             0                      0
Blake W. Mather                                                 0              0             0                      0
Kathy M. Matsui                                                 0              0             0                      0
Naomi Matsuoka                              Japan               0              0             0                      0
Thomas H. Mattox                                                0              0             0                      0
George N. Mattson                                               0              0             0                      0
Jason E. Maynard                                                0              0             0                      0
Thomas J. McAdam                                               92              0            92                      0
Richard F. McArdle                                              0              0             0                      0
John J. McCabe                                                  0              0             0                      0
Theresa E. McCabe                                               0              0             0                      0
James P. McCarthy                                               0              0             0                      0
Joseph M. McConnell                                             0              0             0                      0
Ian R. McCormick                              UK                0              0             0                      0
Lynn M. McCormick                                               0              0             0                      0
Gordon R. McCulloch                           UK                0              0             0                      0
Dermot W. McDonogh                         Ireland              0              0             0                      0
Mark E. McGoldrick                                              0              0             0                      0
Joseph P. McGrath, Jr.                                          0              0             0                      0
Stephen J. McGuinness                                           0              0             0                      0
John C. McIntire                                                0              0             0                      0
Matthew B. McLennan                       Australia             0              0             0                      0
John W. McMahon                                                 0              0             0                      0
Geraldine F. McManus                                            0              0             0                      0
Gerald C. McNamara, Jr.                                         0              0             0                      0
James A. McNamara                                               0             215(13)        0                     215(13)
Richard P. McNeil                          Jamaica              0              0             0                      0
Audrey A. McNiff                                                0              0             0                      0
John P. McNulty                                                 0              0             0                      0
Stuart G. McPherson                           UK                0              0             0                      0
Robert A. McTamaney                                             0              0             0                      0
E. Scott Mead                                                  160             0            160                     0
Lance P. Meaney                                                 0              0             0                      0
Sharon I. Meers                                                 0              0             0                      0
David M. Meerschwam                    The Netherlands          0              0             0                      0
Sanjeev K. Mehra                            India               0              0             0                      0


----------
(13)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Stephen J. Mellas                                               0              0             0                      0
Andrew J. Melnick                                               0              0             0                      0
Bruce H. Mendelsohn                                            100            400(14)       100                    400(14)
Michael A. Mendelson                                            0              0             0                      0
Bernard A. Mensah                             UK                0              0             0                      0
Garry E. Menzel                               UK                0              0             0                      0
T. Willem Mesdag                                                0              0             0                      0
Andrew L. Metcalfe                            UK                0              0             0                      0
Julian R. Metherell                           UK                0              0             0                      0
Olivier F. Meyohas                          France              0              0             0                      0
Michael R. Miele                                                0              0             0                      0
Therese L. Miller                                               0              0             0                      0
Michael J. Millette                                             0              0             0                      0
James E. Milligan                                               0              0             0                      0
Milton R. Millman                                               0              0             0                      0
Eric M. Mindich                                                 0              0             0                      0
Luciana D. Miranda                          Brazil              0              0             0                      0
Edward S. Misrahi                           Italy               0              0             0                      0
Kristi L. Mitchem                                               0              0             0                      0
Gregory C. Mitsch                                               0              0             0                      0
Masatoki J. Mitsumata                       Japan               0              0             0                      0
Wataru Mizoguchi                            Japan               0              0             0                      0
Steven T. Mnuchin                                               0              0             0                      0
Masanori Mochida                            Japan               0              0             0                      0
Timothy H. Moe                                                  0              0             0                      0
Douglas D. Moffitt                                              0              0             0                      0
Philip J. Moffitt                         Australia             0              0             0                      0
Scott E. Molin                                                  0              0             0                      0
Karsten N. Moller                          Denmark              0              0             0                      0
Thomas K. Montag                                                0              0             0                      0
William C. Montgomery                                           0              0             0                      0
Wayne L. Moore                                                  0              0             0                      0
J. Ronald Morgan, III                                           0              0             0                      0
Yukihiro Moroe                              Japan               0              0             0                      0
James P. Morris                                                 0              0             0                      0
R. Scott Morris                                                 0              0             0                      0
Robert B. Morris III                                            0              0             0                      0
Simon P. Morris                               UK                0              0             0                      0
Thomas C. Morrow                                                0              0             0                      0
Jeffrey M. Moslow                                               0              0             0                      0
Sharmin Mossavar-Rahmani                      UK                0              0             0                      0
Gregory T. Mount                                                0              0             0                      0
Ian Mukherjee                                 UK                0              0             0                      0
Edward A. Mule                                                  0              0             0                      0
Donald R. Mullen                                                0              0             0                      0
Eric D. Mullins                                                 0              0             0                      0
Donald J. Mulvihill                                             0              0             0                      0


----------
(14)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Patrick E. Mulvihill                       Ireland              0              0             0                      0
Alvise J. Munari                              UK                0              0             0                      0
Robert G. Munro                               UK                0              0             0                      0
Rie Murayama                                Japan               0              0             0                      0
Richard A. Murley                             UK                0              0             0                      0
Philip D. Murphy                                                0              0             0                      0
Thomas S. Murphy, Jr.                                           0              0             0                      0
Arjun N. Murti                                                  0              0             0                      0
Gaetano J. Muzio                                                0              0             0                      0
Marc O. Nachmann                           Germany              0              0             0                      0
Avi M. Nash                                                     0              0             0                      0
Kevin D. Naughton                                               0              0             0                      0
Mark J. Naylor                                UK                0              0             0                      0
Jeffrey P. Nedelman                                             0              0             0                      0
Daniel M. Neidich                                               58             0             58                     0
Kipp M. Nelson                                                  0              0             0                      0
Leslie S. Nelson                                                0              0             0                      0
Robin Neustein                                                  0              0             0                      0
Claire M. Ngo                                                   0              0             0                      0
Duncan L. Niederauer                                            0              0             0                      0
Theodore E. Niedermayer                   USA/France            0              0             0                      0
Erik F. Nielsen                            Denmark              0              0             0                      0
Hideya Niimi                                Japan               0              0             0                      0
Susan M. Noble                                UK                0              0             0                      0
Markus J. Noe-Nordberg                     Austria              0              0             0                      0
Suok J. Noh                                                     0              0             0                      0
David J. Nolan                            Australia             0              0             0                      0
Suzanne M. Nora Johnson                                         0              0             0                      0
Christopher K. Norton                                           0              0             0                      0
Craig J. Nossel                        USA/South Africa         0              0             0                      0
Anthony J. Noto                                                 0              0             0                      0
Michael E. Novogratz                                            0              0             0                      0
Jay S. Nydick                                                   0              0             0                      0
Katherine K. Oakley                                             0              0             0                      0
Eric M. Oberg                                                   0              0             0                      0
Alok Oberoi                                 India               0          10,000(15)        0                   10,000(15)
Gavin G. O'Connor                                               0              0             0                      0
Fergal J. O'Driscoll                       Ireland              0              0             0                      0
L. Peter O'Hagan                            Canada              0              0             0                      0
Terence J. O'Neill                            UK                0              0             0                      0
Timothy J. O'Neill                                              0              0             0                      0
Richard T. Ong                             Malaysia             0              0             0                      0
Taneki Ono                                  Japan               0              0             0                      0
Donald C. Opatrny, Jr.                                          0              0             0                      0
Peter C. Oppenheimer                          UK                0              0             0                      0
Daniel P. Opperman                                              0              0             0                      0
Daniel B. O'Rourke                                              0              0             0                      0


----------
(15)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Roderick S. Orr                               UK                0              0             0                      0
Calum M. Osborne                              UK                0              0             0                      0
Robert J. O'Shea                                                0              0             0                      0
Joel D. Ospa                                                    0              0             0                      0
Greg M. Ostroff                                                 0              0             0                      0
Nigel M. O'Sullivan                           UK                0              0             0                      0
James B. Otness                                                 0              0             0                      0
Terence M. O'Toole                                              0              0             0                      0
Brett R. Overacker                                              0              0             0                      0
Todd G. Owens                                                   0              0             0                      0
Fumiko Ozawa                                Japan               0              0             0                      0
Robert J. Pace                                                  0              0             0                      0
Robert W. Pack                                UK                0              0             0                      0
Helen Paleno                                                    0              0             0                      0
Gregory K. Palm                                                 0              0             0                      0
Bryant F. Pantano                                               0              0             0                      0
Massimo Pappone                             Italy               0              0             0                      0
James R. Paradise                             UK                0              0             0                      0
Lisa L. Parisi                                                  0              0             0                      0
Simon Y. Park                                                   0              0             0                      0
Geoffrey M. Parker                                              0              0             0                      0
Archie W. Parnell                                              100            100(16)       100                    100(16)
Simon C. Parry-Wingfield                      UK                0              0             0                      0
Ketan J. Patel                                UK                0              0             0                      0
Sheila H. Patel                                                 0              0             0                      0
Douglas S. Patterson                                            0              0             0                      0
Henry M. Paulson, Jr.                                           0              0             0                      0
Arthur J. Peponis                                              287             0            287                     0
David E. Perlin                                                 0              0             0                      0
John M. Perlowski                                               0              0             0                      0
David B. Philip                                                 0              0             0                      0
Todd J. Phillips                                                0              0             0                      0
Stephen R. Pierce                                               0              0             0                      0
Philip J. Pifer                                                 0              0             0                      0
Steven M. Pinkos                                                0              0             0                      0
Scott M. Pinkus                                                 0              0             0                      0
Timothy C. Plaut                           Germany              0              0             0                      0
Carol V. Pledger                              UK                0              0             0                      0
Andrea Ponti                              Italy/USA             0              0             0                      0
Ellen R. Porges                                                 0              0             0                      0
Wiet H.M. Pot                          The Netherlands          0              0             0                      0
Michael J. Poulter                            UK                0              0             0                      0
John J. Powers                                                  0              0             0                      0
Richard H. Powers                                               0              0             0                      0
Gilberto Pozzi                              Italy               0              0             0                      0
Alberto Pravettoni                          Italy               0              0             0                      0
Michael A. Price                                                0              0             0                      0


----------
(16)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Scott S. Prince                                                 0              0             0                      0
Anthony J. Principato                                           49             0             49                     0
Steven D. Pruett                                                0              0             0                      0
Andrew F. Pyne                                                  0              0             0                      0
Kevin A. Quinn                                                  0              0             0                      0
Stephen D. Quinn                                                0              0             0                      0
William M. Quinn                                                0              0             0                      0
B. Andrew Rabin                                                 0              0             0                      0
Jean Raby                                   Canada              0              0             0                      0
John J. Rafter                             Ireland              0              0             0                      0
Jonathan C. Raleigh                                             0              0             0                      0
Dioscoro-Roy I. Ramos                     Philippines           0              0             0                      0
harlotte P. Ransom                            UK                0              0             0                      0
Michael G. Rantz                                                0              0             0                      0
Krishna S. Rao                              India               0              0             0                      0
Philip A. Raper                               UK                0              0             0                      0
Alan M. Rapfogel                                                0              0             0                      0
Sandy C. Rattray                              UK                0              0             0                      0
Joseph Ravitch                                                  0              0             0                      0
Sara E. Recktenwald                                             0              0             0                      0
Girish V. Reddy                                                 0              0             0                      0
Nicholas T. Reid                              UK                0              0             0                      0
David Reilly                                  UK                0              0             0                      0
Gene Reilly                                                     0              0             0                      0
Arthur J. Reimers III                                           0              0             0                      0
Filip A. Rensky                                                 0              0             0                      0
Jeffrey A. Resnick                                              0              0             0                      0
Richard J. Revell                             UK                0              0             0                      0
Peter Richards                                UK                0              0             0                      0
Jean-Manuel Richier                         France              0              0             0                      0
Michael J. Richman                                              0              0             0                      0
Thomas S. Riggs III                                             0              0             0                      0
James P. Riley, Jr.                                             0              0             0                      0
Kirk L. Rimer                                                   0              0             0                      0
Kimberly E. Ritrievi                                            0              0             0                      0
Louisa G. Ritter                                                0              0             0                      0
Paul M. Roberts                               UK                0              0             0                      0
Richard T. Roberts                                              7              0             7                      0
William M. Roberts                                              0              0             0                      0
Simon M. Robertson                            UK                0              0             0                      0
Juliet A. Robinson                            UK                0              0             0                      0
Nigel C. B. Robinson                          UK                0              0             0                      0
Normann G. Roesch                          Germany              0              0             0                      0
Marina L. Roesler                         USA/Brazil            0              0             0                      0
James H. Rogan                                                  0              0             0                      0
J. David Rogers                                                 0             200(17)        0                     200(17)


----------
(17)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
John F. W. Rogers                                               0              0             0                      0
Emmanuel Roman                              France              0              0             0                      0
Eileen P. Rominger                                              0              0             0                      0
Andrew A. Root                              Canada              0              0             0                      0
Pamela P. Root                                                  0              0             0                      0
Clifton P. Rose                        New Zealand/USA          0              0             0                      0
Ralph F. Rosenberg                                              0              0             0                      0
David J. Rosenblum                                              0              0             0                      0
Jacob D. Rosengarten                                            0              0             0                      0
Richard J. Rosenstein                                           0              0             0                      0
Ivan Ross                                                       0              0             0                      0
Lisa A. Rotenberg                                               0              0             0                      0
Marc A. Rothenberg                                              0              0             0                      0
Stuart M. Rothenberg                                            0              0             0                      0
Michael S. Rotter                                               0              0             0                      0
Thomas A. Roupe                                                 0              0             0                      0
Michael S. Rubinoff                                             0              0             0                      0
Paul M. Russo                                                   0              0             0                      0
John P. Rustum                           Ireland/USA            0              0             0                      0
Richard M. Ruzika                                               0              0             0                      0
David C. Ryan                                                   0              0             0                      0
David M. Ryan                             Australia             0              0             0                      0
Jeri Lynn Ryan                                                  0              0             0                      0
John C. Ryan                                                    0              0             0                      0
John J. Ryan                                                    0              0             0                      0
Michael D. Ryan                                                 0              0             0                      0
Pamela S. Ryan                                                  0            1,000           0                    1,000
Katsunori Sago                              Japan               0              0             0                      0
Pablo J. Salame                            Ecuador              0              0             0                      0
Roy J. Salameh                                                  0              0             0                      0
J. Michael Sanders                                              0              0             0                      0
Allen Sangines-Krause                       Mexico             212             0            212                     0
Richard A. Sapp                                                 0              0             0                      0
Neil I. Sarnak                                                  0              0             0                      0
Joseph Sassoon                              Israel              0              0             0                      0
Atsuko Sato                                 Japan               0              0             0                      0
Tsutomu Sato                                Japan              240             0            240                     0
Muneer A. Satter                                                0              0             0                      0
Marc P. Savini                                                  0              0             0                      0
Jonathan S. Savitz                                              0              0             0                      0
Peter Savitz                                                    0              0             0                      0
James E. Sawtell                              UK                0              0             0                      0
Josephine Scesney                                               0              0             0                      0
Paul S. Schapira                            Italy               0              0             0                      0
P. Sheridan Schechner                                         1,000            0           1,000                    0
Marcus Schenck                             Germany              0              0             0                      0
Susan J. Scher                                                  0              0             0                      0
Gary B. Schermerhorn                                            0              0             0                      0
Stephen M. Scherr                                               0              0             0                      0
Clare R. Scherrer                                               0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Howard B. Schiller                                              0              0             0                      0
Erich P. Schlaikjer                                             0              0             0                      0
Daniel Schmitz                             Germany              0              0             0                      0
Vivian C. Schneck-Last                                          0              0             0                      0
Jeffrey W. Schroeder                                            0              0             0                      0
Matthew L. Schroeder                                            0              0             0                      0
Antoine Schwartz                            France              0              0             0                      0
Eric S. Schwartz                                                0              0             0                      0
Harvey M. Schwartz                                              0              0             0                      0
Mark Schwartz                                                   0              0             0                      0
Thomas M. Schwartz                                              0           1,900(18)        0                    1,900(18)
Steven M. Scopellite                                            0              0             0                      0
David J. Scudellari                                             0              0             0                      0
John A. Sebastian                                               0              0             0                      0
Peter A. Seccia                                                 0              0             0                      0
Charles B. Seelig, Jr.                                          0              0             0                      0
Peter A. Seibold                                                0              0             0                      0
Karen D. Seitz                                                  0              0             0                      0
Peter D. Selman                               UK                0              0             0                      0
Anik Sen                                      UK                0              0             0                      0
Randolph Sesson, Jr.                                            0              0             0                      0
Steven M. Shafran                                               0              0             0                      0
Lisa M. Shalett                                                 0              0             0                      0
Richard S. Sharp                              UK                0              0             0                      0
John P. Shaughnessy                                             0              0             0                      0
Daniel M. Shefter                                               0              0             0                      0
David G. Shell                                                  0              0             0                      0
Heather K. Shemilt                          Canada              0              0             0                      0
James M. Sheridan                                               0              0             0                      0
Richard G. Sherlund                                             0              0             0                      0
Michael S. Sherwood                           UK                0              0             0                      0
Masaru Shibata                              Japan               0              0             0                      0
David A. Shiffman                                               0              0             0                      0
Kunihiko Shiohara                           Japan               0              0             0                      0
Abraham Shua                                                    0              0             0                      0
Susan E. Sidd                                                   0              0             0                      0
Michael H. Siegel                                               0              0             0                      0
Leslie C. Sillcox                                               0              0             0                      0
Ralph J. Silva                                                  0              0             0                      0
Harry Silver                                                    0              0             0                      0
Howard A. Silverstein                                           0              0             0                      0
Gavin Simms                                   UK                0              0             0                      0
Victor R. Simone, Jr.                                           0              0             0                      0
David T. Simons                                                 0              0             0                      0
Christine A. Simpson                                            0              0             0                      0
David A. Simpson                              UK                0              0             0                      0
Dinakar Singh                                                   0              0             0                      0
Ravi M. Singh                                                   0              0             0                      0


----------
(18)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Ravi Sinha                                India/USA             0              0             0                      0
Edward M. Siskind                                               0              0             0                      0
Christian J. Siva-Jothy                       UK                0              0             0                      0
Mark F. Slaughter                                               0              0             0                      0
Guy C. Slimmon                                UK                0              0             0                      0
Jeffrey S. Sloan                                                0              0             0                      0
Linda J. Slotnick                                               0              0             0                      0
Cody J. Smith                                                   0           1,000(19)        0                    1,000(19)
Derek S. Smith                                                  0              0             0                      0
Michael M. Smith                                                0              0             0                      0
Sarah E. Smith                                UK                0              0             0                      0
Trevor A. Smith                               UK                0              0             0                      0
John E. Smollen                                                 0              0             0                      0
Jonathan S. Sobel                                               0              0             0                      0
David M. Solomon                                                0              0             0                      0
Judah C. Sommer                                                 0              0             0                      0
Chong Hon Andrew Song                                           0              0             0                      0
Theodore T. Sotir                                               0              0             0                      0
Sergio E. Sotolongo                                             0              0             0                      0
Vickrie C. South                                                0              0             0                      0
Daniel L. Sparks                                                0              0             0                      0
Nicholas J. Spencer                           UK                0              0             0                      0
Claudia Spiess                           Switzerland            0              0             0                      0
Marc A. Spilker                                                 0              0             0                      0
Howard Q. Spooner                             UK                0              0             0                      0
Joseph F. Squeri                                                0              0             0                      0
Alec P. Stais                                                   0              0             0                      0
Christoph W. Stanger                       Austria              0              0             0                      0
Daniel W. Stanton                                               0              0             0                      0
Keith G. Starkey                              UK                0              0             0                      0
Esta E. Stecher                                                 0              0             0                      0
Cathrine Steck                                                  0              0             0                      0
Fredric E. Steck                                                0              0             0                      0
Robert K. Steel                                                 0              0             0                      0
Jean-Michel Steg                            France              0              0             0                      0
Laurence Stein                           South Africa           0              0             0                      0
Joseph P. Stevens                                               0              0             0                      0
Chase O. Stevenson                                              0              0             0                      0
Richard J. Stingi                                               0              0             0                      0
Raymond S. Stolz                                                0              0             0                      0
Timothy T. Storey                           Canada              0              0             0                      0
George C. Strachan                                              0              0             0                      0
Patrick M. Street                             UK                0              0             0                      0
Raymond B. Strong, III                                          0              0             0                      0
Steven H. Strongin                                              0              0             0                      0
Nobumichi Sugiyama                          Japan               0              0             0                      0
Christopher P. Sullivan                  USA/Ireland            0              0             0                      0


----------
(19)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Patrick Sullivan                                                0              0             0                      0
Johannes R. Sulzberger                     Austria              0              0             0                      0
Hsueh J. Sung                               Taiwan              0              0             0                      0
Howard B. Surloff                                               0              0             0                      0
Richard J. Sussman                                              0              0             0                      0
Peter D. Sutherland S.C.                   Ireland              0              0             0                      0
Watanan Suthiwartnarueput                  Thailand             0              0             0                      0
Gary J. Sveva                                                   0              0             0                      0
Eric S. Swanson                                                 0              0             0                      0
Gene T. Sykes                                                   0              0             0                      0
Morgan C. Sze                                                   0              0             0                      0
Shahriar Tadjbakhsh                                             0              0             0                      0
Kunio Tahara                                Japan               0              0             0                      0
Thomas P. Takacs                                               959             0            959                     0
Ronald K. Tanemura                          UK/USA              0              0             0                      0
Kui F. Tang                              China (PRC)            0              0             0                      0
Caroline H. Taylor                            UK                0              0             0                      0
Greg W. Tebbe                                                   0              0             0                      0
Roland W. Tegeder                          Germany              0              0             0                      0
Thomas D. Teles                                                 0              0             0                      0
David H. Tenney                                                 0              0             0                      0
Mark R. Tercek                                                  0              0             0                      0
Donald F. Textor                                                0              0             0                      0
John A. Thain                                                   0              0             0                      0
John L. Thornton                                                0              0             0                      0
Stephen M. Thurer                                               0              0             0                      0
Nicolas F. Tiffou                           France              0              0             0                      0
Jason A. Tilroe                                                 0              0             0                      0
Elena B. Titova                       Russian Federation        0              0             0                      0
Daisuke Toki                                Japan               0              0             0                      0
Peter K. Tomozawa                                               0              0             0                      0
Massimo Tononi                              Italy               0              0             0                      0
Brian J. Toolan                                                 0              0             0                      0
Serena Torielli                             Italy               0              0             0                      0
John R. Tormondsen                                              0              0             0                      0
Frederick Towfigh                                               0              0             0                      0
John L. Townsend III                                            0              0             0                      0
Mark J. Tracey                                UK                0              0             0                      0
Stephen S. Trevor                                               0              0             0                      0
Byron D. Trott                                                  0              0             0                      0
Michael A. Troy                                                 0              0             0                      0
Daniel Truell                                 UK                0              0             0                      0
Donald J. Truesdale                                             0              0             0                      0
Irene Y. Tse                              Hong Kong             0              0             0                      0
Robert B. Tudor III                                             0              0             0                      0
Thomas E. Tuft                                                  0              0             0                      0
John Tumilty                                  UK                0              0             0                      0
Barry S. Turkanis                                               0              0             0                      0
Malcolm B. Turnbull                       Australia             0              0             0                      0
Christopher H. Turner                                           0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
Gareth N. Turner                            Canada              0              0             0                      0
Greg A. Tusar                                                   0              0             0                      0
Eiji Ueda                                   Japan               0              0             0                      0
Scott B. Ullem                                                  0              0             0                      0
Kaysie P. Uniacke                                               0              0             0                      0
Can Uran                                                        0              0             0                      0
John E. Urban                                                   0              0             0                      0
Lucas van Praag                               UK                0              0             0                      0
Hugo H. Van Vredenburch                The Netherlands          0              0             0                      0
Frederick G. Van Zijl                                           0              0             0                      0
Lee G. Vance                                                    0              0             0                      0
Ashok Varadhan                                                  0              0             0                      0
Corrado P. Varoli                           Canada              0              0             0                      0
John J. Vaske                                                   0              0             0                      0
Philip J. Venables                            UK                0              0             0                      0
Robin A. Vince                                UK                0              0             0                      0
David A. Viniar                                                 0              0             0                      0
Andrea A. Vittorelli                        Italy               0              0             0                      0
Alejandro Vollbrechthausen                  Mexico              0              0             0                      0
Barry S. Volpert                                                20             0             20                     0
Casper W. Von Koskull                      Finland              0              0             0                      0
David H. Voon                                                   0              0             0                      0
Robert T. Wagner                                                0              0             0                      0
John E. Waldron                                                 0              0             0                      0
George H. Walker IV                                             0             10(20)         0                     10(20)
Joann B. Walker                                                 0              0             0                      0
Thomas B. Walker III                                            0              0             0                      0
Robert P. Wall                                                  0              0             0                      0
Steven A. Wallace                             UK                0              0             0                      0
Berent A. Wallendahl                        Norway              0              0             0                      0
David R. Walton                               UK                0              0             0                      0
Hsueh-Ming Wang                                                 0              0             0                      0
Theodore T. Wang                         China (PRC)            0              0             0                      0
Patrick J. Ward                                                 0              0             0                      0
Michael W. Warren                             UK                0              0             0                      0
Peter J. Warren                               UK                0              0             0                      0
Haruko Watanuki                             Japan               0              0             0                      0
Jerry T. Wattenberg                                             0              0             0                      0
Mark K. Weeks                                 UK                0              0             0                      0
David M. Weil                                                   0              0             0                      0
Theodor Weimer                             Germany              0              0             0                      0
John S. Weinberg                                                0              0             0                      0
Peter A. Weinberg                                               0              0             0                      0
Gregg S. Weinstein                                              0              0             0                      0
Scott R. Weinstein                                              0              0             0                      0
Mark S. Weiss                                                   0              0             0                      0
Richard A. Weissmann                                            0              0             0                      0


----------
(20)   Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
George W. Wellde, Jr.                                           0              0             0                      0
Christopher S. Wendel                                           0              0             0                      0
Martin M. Werner                            Mexico              0              0             0                      0
Richard T. Wertz                                                0              0             0                      0
Lance N. West                                                   0              0             0                      0
Matthew Westerman                             UK                0              0             0                      0
Barbara A. White                                                0              0             0                      0
Eileen M. White                                                 0              0             0                      0
Melanie J. White                              UK                0              0             0                      0
William Wicker                                                  0              0             0                      0
A. Carver Wickman                                               0              0             0                      0
Elisha Wiesel                                                   0              0             0                      0
C. Howard Wietschner                                            0              0             0                      0
David D. Wildermuth                                             0              0             0                      0
Edward R. Wilkinson                                             83             0             83                     0
Kevin L. Willens                                                0              0             0                      0
Susan A. Willetts                                               0              0             0                      0
Anthony G. Williams                           UK                0              0             0                      0
Christopher G. Williams                       UK                0              0             0                      0
Gary W. Williams                                                0              0             0                      0
Meurig R. Williams                            UK                0              0             0                      0
Todd A. Williams                                                90             0             90                     0
John S. Willian                                                 0              0             0                      0
Kenneth W. Willman                                              0              0             0                      0
Keith R. Wills                                UK                0              0             0                      0
Deborah B. Wilkens                       Germany/USA            0              0             0                      0
Andrew F. Wilson                         New Zealand            0              0             0                      0
Kendrick R. Wilson III                                          0              0             0                      0
Kurt D. Winkelmann                                              0              0             0                      0
Jon Winkelried                                                  0              0             0                      0
Steven J. Wisch                                                 0              0             0                      0
Michael S. Wishart                                              0              0             0                      0
Samuel J. Wisnia                            France              0              0             0                      0
Richard E. Witten                                               0              0             0                      0
Alexander D. Wohl                                               0              0             0                      0
William H. Wolf, Jr.                                            0              0             0                      0
Melinda B. Wolfe                                                0              0             0                      0
Tracy R. Wolstencroft                                           0              0             0                      0
Jon A. Woodruf                                                  0              0             0                      0
Neil J. Wright                                UK                0              0             0                      0
Denise A. Wyllie                              UK                0              0             0                      0
Zi Wang Xu                            Canada/China (PRC)        0              0             0                      0
Richard A. Yacenda                                              0              0             0                      0
Tetsufumi Yamakawa                          Japan               0              0             0                      0
Yasuyo Yamazaki                             Japan               0              0             0                      0
Anne Yang                                                       0              0             0                      0
Danny O. Yee                                                    0              0             0                      0
Shinichi Yokote                             Japan               0              0             0                      0
Jaime E. Yordan                                                 0              0             0                      0

                                                              ITEM 7        ITEM 8         ITEM 9                ITEM 10
                                             ITEM 6         SOLE VOTING     SHARED          SOLE                 SHARED
                                      CITIZENSHIP (UNITED    POWER OF    VOTING POWER    DISPOSITIVE           DISPOSITIVE
         ITEM 1                          STATES UNLESS      UNCOVERED    OF UNCOVERED      POWER OF             POWER OF
NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)     SHARES        SHARES      UNCOVERED SHARES     UNCOVERED SHARES
--------------------------           --------------------     ------        ------      ----------------     ----------------
W. Thomas York, Jr.                                             0              0             0                      0
Wassim G. Younan                           Lebanon              0              0             0                      0
Paul M. Young                                                   0              0             0                      0
William J. Young                                                0              0             0                      0
Sanaz Zaimi                                   UK                0              0             0                      0
Michael J. Zamkow                                               0             40(21)         0                     40(21)
Peter J. Zangari                                                0              0             0                      0
Paolo Zannoni                               Italy               0              0             0                      0
Yoel Zaoui                                  France              0              0             0                      0
Gregory H. Zehner                                               0              0             0                      0
Jide J. Zeitlin                                                 0              0             0                      0
Gregory Zenna                                                   0              0             0                      0
Yi Kevin Zhang                           China (PRC)            0              0             0                      0
Joan H. Zief                                                    0              0             0                      0
John W. Ziegler                                                 0              0             0                      0
Joseph R. Zimmel                                                0              0             0                      0
James P. Ziperski                                               0              0             0                      0
Barry L. Zubrow                                                 0              0             0                      0
Mark A. Zurack                                                  0              0             0                      0

Shares held by 81 private                    N/A                0          1,596,688         0                  1,596,688
charitable foundations
established by 81 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(22)


----------
(21)  Shared with family members.
(22) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------

Trusts

2000 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2001 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Avi M. Nash Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Danny O. Yee Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Mary Ann Casati Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Scott S. Prince Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 Scott S. Prince Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 Danny O. Yee Grantor
     Retained Annuity Trust                                      0             0             0              0
The Abby Joseph Cohen 2000
    Family Trust                                                 0             0             0              0
The Abby Joseph Cohen 2002
    Annuity Trust I                                              0             0             0              0
The Abby Joseph Cohen 2002
    Annuity Trust II                                             0             0             0              0
The Abby Joseph Cohen 2003
    Annuity Trust I                                              0             0             0              0
The Abby Joseph Cohen 2003
    Annuity Trust II                                             0             0             0              0
The Adina R. Lopatin 2000
    Trust                                                        0             0             0              0
The Alexander H. Witten 2000
    Trust                                                        0             0             0              0
The Alexander I. Berlinski 2000
    Trust                                                        0             0             0              0
The Alexander Litzenberger
    Remainder Trust                                              0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Amanda Liann Mead 2000
     Trust                                                       0             0             0              0
Anahue Trust(23)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium
     Trust(24)                                                   0             0             0              0
The Andrew M. Alper 2002
     Annuity Trust I                                             0             0             0              0
The Andrew M. Alper 2002
     Annuity Trust II                                            0             0             0              0
The Andrew M. Alper 2003
     Annuity Trust I                                             0             0             0              0
The Andrew M. Alper 2003
     Annuity Trust II                                            0             0             0              0
The Andrew M. Gordon 2000
     Family Trust                                                0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000
     Trust                                                       0             0             0              0
The Anthony D. Lauto 2000
     Family Trust                                                0             0             0              0
The Anthony D. Lauto 2002
     Annuity Trust I                                             0             0             0              0
The Anthony D. Lauto 2002
     Annuity Trust II                                            0             0             0              0
The Anthony D. Lauto 2003
     Annuity Trust I                                             0             0             0              0
The Anthony D. Lauto 2003
     Annuity Trust II                                            0             0             0              0
The Arthur J. Reimers, III
    Defective Trust 2000                   Connecticut           0             0             0              0
The Avi M. Nash 2000 Family
    Trust                                                        0             0             0              0
The Bari Marissa Schwartz 2000
    Trust                                                        0             0             0              0
Barry A. Kaplan 2000 Family
    Trust                                                        0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
Barry A. Kaplan 2003 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family
    Trust                                                        0             0             0              0
The Barry L. Zubrow 2002
    Annuity Trust I                                              0             0             0              0
The Barry L. Zubrow 2002
    Annuity Trust II                                             0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
Beller 2003 GRAT                                                 0             0             0              0
Beller 2003 Family Trust                                         0             0             0              0


----------
(23)     Created by Andrew A. Chisholm.
(24)     Created by Ann F. Kaplan.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000
    Trust                                                        0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001
    Family Trust                                                 0             0             0              0
The Bradford C. Koenig 2002
    Annuity Trust I                                              0             0             0              0
The Bradley Abelow Family 2000
    Trust                                                        0             0             0              0
The Brian Patrick Minehan 2001
    Trust(25)                                                    0             0             0              0
The Caceres Novogratz Family
    Trust                                                        0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000
    Family Trust                                                 0             0             0              0
The Christopher A. Cole 2002
    Annuity Trust I                                              0             0             0              0
The Christopher A. Cole 2002
    Annuity Trust II                                             0             0             0              0
The Christopher A. Cole 2003
    Annuity Trust I                                              0             0             0              0
The Christopher A. Cole 2003
    Annuity Trust II                                             0             0             0              0
The Christopher K. Norton 2000
    Family Trust                                                 0             0             0              0
The Christopher Palmisano
    Remainder Trust(26)                                          0             0             0              0
The Christopher Ryan Tortora
    2000 Trust                                                   0             0             0              0
The Cody J Smith 2000 Family
    Trust                                                        0             0             0              0
The Cody J Smith 2002 Annuity
    Trust I                                                      0             0             0              0
The Cody J Smith 2002 Annuity
    Trust II                                                     0             0             0              0
The Connie K. Duckworth 2000
    Family Trust                                                 0             0             0              0
Dangui Trust(27)                                                 0             0             0              0
The Daniel Alexander Schwartz
    2000 Trust                                                   0             0             0              0


----------
(25)     Created by E. Gerald Corrigan.
(26)     Created by Robert H. Litzenberger.
(27)     Created by Emmanuel Roman.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Daniel M. Neidich 2002
     Annuity Trust I                                             0             0             0              0
The Daniel M. Neidich 2002
    Annuity Trust II                                             0             0             0              0
The Daniel M. Neidich 2003
    Annuity Trust I                                              0             0             0              0
The Daniel M. Neidich 2003
    Annuity Trust II                                             0             0             0              0
The Daniel W. Stanton 2002
    Annuity Trust I                                              0             0             0              0
The Daniel W. Stanton 2002
    Annuity Trust II                                             0             0             0              0
The Daniel W. Stanton II 2000
    Trust                                                        0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2002 Annuity
    Trust dtd as of 6/26/2002              Pennsylvania          0             0             0              0
The David B. Ford 2003 Annuity
    Trust dtd as of 6/26/2003              Pennsylvania          0             0             0              0
The David B. Heller 2000 Family
    Trust                                                        0             0             0              0
The David G. Lambert 2000 Family
    Trust                                                        0             0             0              0
The David G. Lambert 2002
    Annuity Trust I                                              0             0             0              0
The David G. Lambert 2002
    Annuity Trust II                                             0             0             0              0
The David L. Henle 2000 Family
    Trust                                                        0             0             0              0
The David L. Henle 2002 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2003 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2003 Annuity
    Trust II                                                     0             0             0              0
The David M. Baum Family 2000
    Trust                                   New Jersey           0             0             0              0
The David Viniar 2002 Annuity
    Trust I                                                      0             0             0              0
The David Viniar 2002 Annuity
    Trust II                                                     0             0             0              0
The David Viniar 2003 Annuity
    Trust I                                                      0             0             0              0
The David Viniar 2003 Annuity
    Trust II                                                     0             0             0              0
The David W. Blood 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The David W. Blood 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2002
    Annuity Trust I                                              0             0             0              0
The Donald F. Textor 2002
    Annuity Trust II                                             0             0             0              0
The Donald F. Textor 2003
    Annuity Trust I                                              0             0             0              0
The Donald F. Textor 2003
    Annuity Trust II                                             0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2002
    Annuity Trust I                                              0             0             0              0
The E. Gerald Corrigan 2003
    Annuity Trust I                                              0             0             0              0
The Eaddy Adele Kiernan
    2000 Trust                                                   0             0             0              0
The Edward C. Forst 2000 Family
    Trust                                                        0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001
    Annuity Trust I                                              0             0             0              0
The Edward Scott Mead 2002
    Annuity Trust I                                              0             0             0              0
The Edward Scott Mead 2002
    Annuity Trust II                                             0             0             0              0
The Edward Scott Mead 2003
    Annuity Trust I                                              0             0             0              0
The Edward Scott Mead 2003
    Annuity Trust II                                             0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
The Elizabeth Anne Corrigan 2000
    Trust                                                        0             0             0              0
The Elizabeth H. Coulson 2000
    Trust                                                        0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000
    Trust                                                        0             0             0              0
The Elizabeth M. Stanton 2000
    Trust                                                        0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000
    Trust                                                        0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Eric Fithian 2000 Trust(28)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust II                                                    0             0             0              0
The Evans Trust(29)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust II                                                    0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001
     Family Trust                                                0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust II                                                    0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000
    Family Trust                                                 0             0             0              0


----------
28       Created by David A. Viniar.
29       Created by W. Mark Evans.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family
    Trust                                                        0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust II                                                    0             0             0              0
The Guapulo Trust(30)                         Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Family Trust                                                 0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust II                                            0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0


----------
(30)     Created by Erland S. Karlsson.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust II                                                    0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family
    Trust                                                        0             0             0              0
The James P. Riley, Jr. 2002
    Family GST Trust                                             0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust(31)                                                0             0             0              0
JG 2000 Trust (continuing trust)(31)                             0             0             0              0
JG 2002 GRAT(31)                                                 0             0             0              0
JG 2003 GRAT(31)                                                 0             0             0              0
JG 2003 Family Trust(31)                                         0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family
    Trust                                                        0             0             0              0
The John O. Downing 2000 Family
    Trust                                                        0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0


----------
(31)     Created by Jacob D. Goldfield.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The John R. Tormondsen 2003 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2003 Annuity
     Trust II                                                    0             0             0              0
The John R. Tormondsen, Jr. 2000
     Trust                                                       0             0             0              0
The John S. Weinberg 2000 Family
     Trust                                                       0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust II                                                    0             0             0              0
The Jon R. Aisbitt Trust                      Jersey             0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2002
    Annuity Trust I                                              0             0             0              0
The Jonathan M. Lopatin 2002
    Annuity Trust II                                             0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000
    Trust                                                        0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000
    Trust                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Kelsey Fithian 2000 Trust(32)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                     0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust III                                                    0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust(33)                                                    0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust(34)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust II                                                    0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0


----------
(32)       Created by David A. Viniar.
(33)       Created by Frank L. Coulson, Jr.
(34)       Created by Sylvain M. Hefes.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Lloyd C. Blankfein 2000 Family
    Trust                                                        0             0             0              0
The Lloyd C. Blankfein 2002
    Annuity Trust I                                              0             0             0              0
The Louise Rice Townsend 2000
    Trust                                                        0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o
    Molly D. Hillenbrand                    New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family
    Trust                                                        0             0             0              0
The Mark A. Zurack 2000 Family
    Trust                                                        0             0             0              0
The Mark A. Zurack 2000 Issue
    Trust                                                        0             0             0              0
The Mark A. Zurack 2002 Annuity
    Trust I                                                      0             0             0              0
The Mark A. Zurack 2002 Annuity
    Trust II                                                     0             0             0              0
The Mark A. Zurack 2003 Annuity
    Trust I                                                      0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Tercek 2000 Family
    Trust                                                        0             0             0              0
The Mark Tercek 2002 Annuity
    Trust I                                                      0             0             0              0
The Mark Tercek 2002 Annuity
    Trust II                                                     0             0             0              0
The Mark Tercek 2003 Annuity
    Trust I                                                      0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly
    Kiernan 2000 Trust                                           0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000
    Trust                                                        0             0             0              0
The Maya Bettina Linden 2000
    Trust                                                        0             0             0              0
Melissa Jane Minehan 2001
    Trust(35)                                                    0             0             0              0
The Merritt Moore Townsend 2000
    Trust                                                        0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family
    Trust                                                        0             0             0              0
The Michael D. Ryan 2000 Family
    Trust                                                        0             0             0              0


----------
(35)       Created by E. Gerald Corrigan.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Michael D. Ryan 2002
    Annuity Trust II                                             0             0             0              0
The Michael D. Ryan 2003
    Annuity Trust I                                              0             0             0              0
The Michael J. Zamkow 2000
    Family Trust                                                 0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002
    Annuity Trust I                                              0             0             0              0
The Michael J. Zamkow 2002
    Annuity Trust II                                             0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2002
    Annuity Trust I                                              0             0             0              0
The Milton R. Berlinski 2002
    Annuity Trust II                                             0             0             0              0
The Milton R. Berlinski 2003
    Annuity Trust I                                              0             0             0              0
The Milton R. Berlinski 2003
    Annuity Trust II                                             0             0             0              0
The Milton R. and Jena M. Berlinski
    2003 Life Insurance Trust                                    0             0             0              0
The Mossavar-Rahmani 2000
    Family Trust                                                 0             0             0              0
Murphy 2000 (continuing trust) (36)                              0             0             0              0
Murphy 2002 GRAT(36)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family
    Trust                                                        0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust II                                                     0             0             0              0
The Peter D. Kiernan, III
    2002 Annuity Trust I                                         0             0             0              0
The Peter D. Kiernan, III
    2002 Annuity Trust II                                        0             0             0              0
The Peter Kiernan IV 2000
    Trust                                                        0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust II                                                     0             0             0              0


----------
(36)       Created by Thomas S. Murphy, Jr.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Peter S. Kraus 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust II                                                     0             0             0              0
The Philip D. Murphy 2000 Family
    Trust                                                        0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                    0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                    0             0             0              0
The Philip Darivoff 2002 Family
    Trust                                                        0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
    Trust II                                                     0             0             0              0
Randal M. Fippinger-Millennium
    Trust(37)                                                    0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust(38)                               Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2003 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                     0             0             0              0


----------
(37)       Created by Ann F. Kaplan.
(38)       Created by Emmanuel Roman.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Richard E. Witten 2002
    Annuity Trust II                                             0             0             0              0
The Richard E. Witten 2003
    Annuity Trust I                                              0             0             0              0
The Richard E. Witten 2003
    Annuity Trust II                                             0             0             0              0
The Richard G. Sherlund 2002
    Annuity Trust I                                              0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(39)                                                    0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                           0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    II                                                           0             0             0              0
The Robert J. Katz 2003 Annuity Trust
     I                                                           0             0             0              0
The Robert J. Katz 2003 Annuity Trust
     II                                                          0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                     0             0             0              0


----------
(39)       Created by Ann F. Kaplan.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Robert J. O'Shea 2002
    Annuity Trust II                                             0             0             0              0
The Robert J. O'Shea 2003
    Annuity Trust I                                              0             0             0              0
The Robert J. O'Shea 2003
    Annuity Trust II                                             0             0             0              0
The Robert J. Pace 2000 Family
    Trust                                                        0             0             0              0
The Robert J. Pace 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                    0             0             0              0
The Robert K. Steel 2003 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2003 Annuity
     Trust II                                                    0             0             0              0
Robin Neustein 2002 Annuity Trust                                0             0             0              0
Robin Neustein 2003 Annuity Trust                                0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family
    Trust                                                        0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2003 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Sharmin Mossavar-Rahmani 2003
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                     0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Steven J. Wisch 2003 Annuity
     Trust I                                                     0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust II                                                     0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                             0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust I                                             0             0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust II                                            0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust II                                New Jersey           0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(40)             New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(40)                                             0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(40)                      New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 13, 2003(40)                       New Jersey
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                    New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 13, 2003                     New Jersey           0             0             0              0
The Unicorn Trust(41)                           UK               0             0             0              0
Vyrona Trust(42)                              Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0
Zachariah Cobrinik 2003 Annuity Trust                            0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(43)            Delaware            0             0             0              0
Beech Associates, L.P.(44)                   Delaware            0             0             0              0
Crestley, L.P.(45)                           Delaware            0             0             0              0
Greenley Partners, L.P.(46)                  Delaware            0             0             0              0


----------
(40)       Created by Thomas J. Healey.
(41)       Created by Wiet H.M. Pot.
(42)       Created by Sylvain M. Hefes.
(43)       Created by Charles B. Seelig, Jr.
(44)       Created by David B. Ford.
(45)       Created by Thomas J. Healey.
(46)       Created by Jaime E. Yordan.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
HEMPA Limited Partnership(47)                Delaware            0             0             0              0
JSS Investment Partners, L.P.(48)            Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership(49)                 Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Quail Brook GS Partners, L.P.(50)            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
Savitz Investment Partners, L.P.(51)         Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(52)             Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II,
    L.P.(53)                                 Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(54)                            Jersey             0             0             0              0
Chambolle Limited(55)                         Jersey             0             0             0              0
Guapulo Holdings Ltd(56)                      Jersey             0             0             0              0
HJS2 Limited(57)                          Cayman Islands         0             0             0              0
Majix Limited(58)                             Jersey             0             0             0              0
Melalula Limited(59)                          Jersey             0             0             0              0
RJG Holding Company(60)                   Cayman Islands         0             0             0              0


----------
(47)       Created by Henry M. Paulson, Jr.
(48)       Created by Jonathan S. Savitz.
(49)       Created by Peter Layton.
(50)       Created by Barry L. Zubrow.
(51)       Created by Peter Savitz.
(52)       Created by Connie K. Duckworth.
(53)       Created by Joseph D. Gutman.
(54)       Created by Andrew A. Chisholm.
(55)       Created by Emmanuel Roman.
(56)       Created by Erland S. Karlsson.
(57)       Created by Hsueh J. Sung.
(58)       Created by Alok Oberoi.
(59)       Created by Peter D. Sutherland.
(60)       Created by Richard J. Gnodde.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF           SOLE         SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW      VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
             ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Robinelli Limited(61)                         Jersey             0             0             0              0
Vyrona Holdings Limited(62)                   Jersey             0             0             0              0
Zurrah Limited(63)                            Jersey             0             0             0              0


----------
(61)       Created by Claudio Costamagna.
(62)       Created by Sylvain M. Hefes.
(63)       Created by Yoel Zaoui.

      This Amendment No. 48 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 48 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

      The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on December 19, 2003 and are expected to terminate on or around January 23, 2004. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

      The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 14,092,312 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 1,895,866 Covered Shares have been sold from December 19, 2003 through January 16, 2004). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). In addition, any Covered Shares delivered to participants in the Channel A Sales Program as a result of the exercise of options granted to such participants by GS Inc. and its affiliates pursuant to equity awards would be sold in the Channel A Sales Program. Certain participants in the Channel A Sales Program are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

      The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 14,310,373 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 3,944,095 Covered Shares have been sold from December 19, 2003 through January 16, 2004). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). In addition, any Covered Shares delivered to participants in the Channel B Sales Program as a result of the exercise of options granted to such participants by GS Inc. and its affiliates pursuant to equity awards would be sold in the Channel B Sales Program. The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each

Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 653,933 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 1,877,255 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert S. Kaplan and Lloyd C. Blankfein are the members of the Shareholders' Committee. Upon his resignation from GS Inc. effective January 14, 2004, John
A. Thain ceased to be a member of the Shareholders' Committee and the Shareholders' Committee appointed Robert S. Kaplan to the Shareholders' Committee on that date.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

      In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member

Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

      In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS


      Certain Individual Covered Persons have written American-style call options on an aggregate of 2,236,700 Covered Shares with strike prices ranging from $70.00 to $105.00 and maturity dates ranging from January 17, 2004 to January 21, 2006. Certain Individual Covered Persons have written American-style call options on an aggregate of 100,000 Uncovered Shares with strike prices ranging from $100.00 to $105.00 and maturity dates ranging from April 17, 2004 to January 22, 2005. Certain Individual Covered Persons have purchased American-style put options on an aggregate of 8,000 Covered Shares with a strike price of $100.00 and having a maturity date of February 21, 2004. None of these Covered Persons is employed by Goldman Sachs.

      Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 28,000 Uncovered Shares with strike prices ranging from $95.00 to $105.00 and maturity dates ranging from April 17, 2004 to January 22, 2005.

      An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

      Material to be Filed as Exhibits

 Exhibit                               Description
 -------                               -----------
    A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
             (File No. 005-56295) (the "Initial Schedule 13D")).

    B.       Form of Agreement Relating to Noncompetition and Other Covenants
             (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
             (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
             Exhibit E), dated July 10, 2000 (incorporated by reference to
             Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
             July 11, 2000 (File No. 005-56295)).

    E.       Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    F.       Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No.
             1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
             (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

    J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
             (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

    M.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (incorporated by reference to Exhibit O to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

 Exhibit                               Description
 -------                               -----------
    N.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (Jersey version) (incorporated by reference to
             Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
             June 30, 2000 (File No. 005-56295)).

    O.       Form of Counterpart to Shareholders' Agreement for Transferee
             Covered Persons (incorporated by reference to Exhibit Q to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

    P.       Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    Q.       Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29,
             2001 (File No. 005-56295)).

    R.       Form of Amended and Restated Member Agreement, dated as of
             September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
             Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

    S.       Form of Pledge Agreement, dated as of October 31, 2000, between
             GS Inc. and each SLK Covered Person (incorporated by reference to
             Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
             November 3, 2000 (File No. 005-56295)).

    T.       Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment
             No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File
             No. 005-56295)).

    U.       Form of Member Agreement, dated as of January 26, 2001, between
             GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
             Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS
             Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
             Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

    X.       Form of Pledge Agreement for beneficiaries of trusts
             (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
             005-56295)).

    Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
             Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

    Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
             Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

    AA.      Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

 Exhibit                               Description
 -------                               -----------
    BB.      Form of Power of Attorney executed by Covered Persons
             participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
             Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

    CC.      Form of Member Agreement, dated as of May 16, 2002, between GS
             Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
             Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

    DD.      Form of Pledge Agreement, dated as of June 26, 2002, between GS
             Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
             Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

    EE.      Supplemental Registration Rights Instrument, dated as of December
             20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

    FF.      Form of Written Consent Relating to Sale and Purchase of Common
             Stock (incorporated by reference to Exhibit FF to Amendment No.
             35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
             005-56295)).

    GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc.
             and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed September 19,
             2003 (File No. 005-56295)).

    HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc. and
             John Breyo (incorporated by reference to Exhibit HH to Amendment
             No. 44 to the Initial Schedule 13D, filed September 19, 2003
             (File No. 005-56295)).

    II.      Supplemental Registration Rights Instrument, dated as of December
             19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS


                                                                   CONVICTIONS
                                                                       OR
                                                                   VIOLATIONS         BENEFICIAL
                                                                   OF FEDERAL        OWNERSHIP OF
                                                                    OR STATE         THE COMMON
                                                                  LAWS WITHIN        STOCK OF THE
                               BUSINESS           PRESENT           THE LAST        GOLDMAN SACHS
 NAME         CITIZENSHIP       ADDRESS          EMPLOYMENT        FIVE YEARS        GROUP, INC.
 ----         -----------       -------          ----------        ----------        -----------
Steven M.         USA         85 Broad          Managing               None         Covered
Bunson                        Street            Director, The                       Person, so
                              New York, NY      Goldman Sachs                       ownership is
                              10004             Group, Inc.                         as set forth
                                                                                    in or
                                                                                    incorporated
                                                                                    into Item 5
                                                                                    above.

Russell           USA         85 Broad          Managing               None         Covered
E.                            Street            Director, The                       Person, so
Makowsky                      New York, NY      Goldman Sachs                       ownership is
                              10004             Group, Inc.                         as set forth
                                                                                    in or
                                                                                    incorporated
                                                                                    into Item 5
                                                                                    above.

Michael            UK         26 New            Partner,               None         None
H.                            Street,           Bedell Cristin
Richardson                    St. Helier,
                              Jersey,
                              JE4 3RA

Anthony            UK         26 New            Partner,               None         None
J. Dessain                    Street,           Bedell Cristin
                              St. Helier,
                              Jersey,
                              JE4 3RA

                                                                         ANNEX B


ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C


ITEM 4.   PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

      Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

                                                             NUMBER OF SHARES SOLD
                              MAXIMUM NUMBER OF SHARES      FROM DECEMBER 19, 2003
                            THAT MAY BE SOLD UNDER THE     THROUGH JANUARY 16, 2004
      COVERED PERSON                  PLAN                      UNDER THE PLAN
      --------------                  ----                      --------------
Lloyd C. Blankfein                   367,268                      75,000
Christopher A. Cole                  27,910                       27,701
Peter S. Kraus                       39,075                       39,075
Philip D. Murphy                     500,000                     125,000
Suzanne M. Nora Johnson              242,814                     242,814
Gregory K. Palm                      177,761                     177,761
Esta E. Stecher                      40,497                       40,497
Robert K. Steel                      202,781                     158,827
John A. Thain                        210,163                     210,163
David A. Viniar                      97,449                       97,449
John S. Weinberg                     143,000                      93,000
Peter A. Weinberg                    80,000                       80,000

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 27,249,403 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable.

The share amounts given above include the gross number of shares of Common Stock underlying these options, and are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Channel A Sales

Christopher A. Cole          January 6, 2004         5,000            $97.04
Scott B. Kapnick             January 6, 2004         19,107           $97.04
Scott B. Kapnick             January 6, 2004         7,617            $97.04
Robert K. Steel              January 6, 2004         10,988           $97.04
Christopher A. Cole          January 7, 2004         5,000            $97.86
Richard A. Friedman          January 7, 2004         63,857           $97.86
Michael S. Sherwood          January 7, 2004        135,000           $97.86
Robert K. Steel              January 7, 2004         10,988           $97.86
Christopher A. Cole          January 8, 2004         5,000            $98.45
Richard J. Gnodde            January 8, 2004         13,206           $98.45
Eric M. Mindich              January 8, 2004         20,000           $98.45
Robert K. Steel              January 8, 2004         10,988           $98.45
Gary D. Cohn                 January 9, 2004         15,000           $97.86
Christopher A. Cole          January 9, 2004         5,000            $97.86
Eric M. Mindich              January 9, 2004         20,000           $97.86
Robert K. Steel              January 9, 2004         10,988           $97.86
Christopher A. Cole          January 12, 2004        2,701            $97.16
Eric M. Mindich              January 12, 2004        10,000           $97.16
Robert K. Steel              January 12, 2004        10,988           $97.16
David A. Viniar              January 12, 2004        47,449           $97.16
Eric M. Mindich              January 13, 2004        12,499           $97.50
Robert K. Steel              January 13, 2004        10,988           $97.50
Robert K. Steel              January 14, 2004        10,988           $99.01
Gary D. Cohn                 January 15, 2004        18,198          $101.14
Robert K. Steel              January 15, 2004        10,989          $101.14
Lloyd C. Blankfein           January 16, 2004        75,000          $100.71
Eric M. Mindich              January 16, 2004        20,000          $100.71
Suzanne M. Nora Johnson      January 16, 2004       156,969          $100.71
Robert K. Steel              January 16, 2004        10,988          $100.71
John S. Weinberg             January 16, 2004        50,000          $100.71
Jon Winkelried               January 16, 2004        30,000          $100.71

Channel B Sales

Michael J. Carr              January 6, 2004         29,692           $97.04
E. Gerald Corrigan           January 6, 2004         15,000           $97.04
James A. Coufos              January 6, 2004         4,000            $97.04
Joseph Della Rosa            January 6, 2004         5,000            $97.04
Neil V. Desena               January 6, 2004         2,000            $97.04
Glenn P. Earle               January 6, 2004         10,497           $97.04
Paul S. Efron                January 6, 2004         5,000            $97.04
Jeffrey B. Goldenberg        January 6, 2004         15,168           $97.04
Geoffrey T. Grant            January 6, 2004         24,970           $97.04

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
David L. Henle               January 6, 2004         5,000            $97.04
Mijen Family Partnership     January 6, 2004         1,000            $97.04
Jonathan M. Lopatin          January 6, 2004         8,000            $97.04
Ronald G. Marks              January 6, 2004         12,635           $97.04
Nicholas L. Marovich         January 6, 2004         9,487            $97.04
Eff W. Martin                January 6, 2004         11,047           $97.04
David J. Mastrocola          January 6, 2004         5,000            $97.04
John P. McNulty              January 6, 2004         3,000            $97.04
R. Scott Morris              January 6, 2004         2,000            $97.04
Kipp M. Nelson               January 6, 2004         18,476           $97.04
Donald C. Opatrny, Jr.       January 6, 2004         20,000           $97.04
John J. Powers               January 6, 2004         16,553           $97.04
Scott S. Prince              January 6, 2004         2,574            $97.04
Michael S. Rubinoff          January 6, 2004         21,277           $97.04
Joseph Sassoon               January 6, 2004         9,000            $97.04
Howard B. Schiller           January 6, 2004         13,399           $97.04
Howard A. Silverstein        January 6, 2004         2,000            $97.04
Dinakar Singh                January 6, 2004         46,560           $97.04
Christian J. Siva-Jothy      January 6, 2004         17,283           $97.04
Jonathan S. Sobel            January 6, 2004         24,593           $97.04
Daniel W. Stanton            January 6, 2004         20,000           $97.04
Melalula Limited             January 6, 2004         1,380            $97.04
John R. Tormondsen           January 6, 2004         6,656            $97.04
Malcolm B. Turnbull          January 6, 2004         7,000            $97.04
Patrick J. Ward              January 6, 2004         12,798           $97.04
Bradley I. Abelow            January 7, 2004         14,597           $97.79
Richard J. Bronks            January 7, 2004         10,000           $97.79
E. Gerald Corrigan           January 7, 2004         10,000           $97.79
James A. Coufos              January 7, 2004         2,000            $97.79
Paul S. Efron                January 7, 2004         5,000            $97.79
David L. Henle               January 7, 2004         5,000            $97.79
Chansoo Joung                January 7, 2004         10,000           $97.79
Peter J. Layton              January 7, 2004         1,192            $97.79
Eff W. Martin                January 7, 2004         10,291           $97.79
Donald C. Opatrny, Jr.       January 7, 2004         10,000           $97.79
Bryant F. Pantano            January 7, 2004         1,405            $97.79
John J. Powers               January 7, 2004         16,552           $97.79
Ralph F. Rosenberg           January 7, 2004         42,398           $97.79
Richard M. Ruzika            January 7, 2004         13,905           $97.79
Howard B. Schiller           January 7, 2004         13,398           $97.79
Richard G. Sherlund          January 7, 2004         33,146           $97.79
Howard A. Silverstein        January 7, 2004         2,000            $97.79
Daniel W. Stanton            January 7, 2004         15,257           $97.79
Peter D. Sutherland S.C.     January 7, 2004         8,527            $97.79
Melalula Limited             January 7, 2004         1,380            $97.79
John R. Tormondsen           January 7, 2004         5,000            $97.79
Malcolm B. Turnbull          January 7, 2004         13,841           $97.79
Richard J. Bronks            January 8, 2004         10,000           $98.39
Lawrence A. Cohen            January 8, 2004         12,645           $98.39
James A. Coufos              January 8, 2004         4,000            $98.39
Frank L. Coulson, Jr.        January 8, 2004         8,328            $98.39
Philip M. Darivoff           January 8, 2004         7,034            $98.39
Joseph Della Rosa            January 8, 2004         10,000           $98.39

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Neil V. Desena               January 8, 2004         2,000            $98.39
Paul S. Efron                January 8, 2004         3,000            $98.39
David L. Henle               January 8, 2004         5,000            $98.39
Jacquelyn M. Hoffman-Zehner  January 8, 2004         8,517            $98.39
Chansoo Joung                January 8, 2004         9,299            $98.39
Peter J. Layton              January 8, 2004         1,000            $98.39
Matthew G. L'Heureux         January 8, 2004         28,608           $98.39
Robert Litterman             January 8, 2004         5,000            $98.39
Jonathan M. Lopatin          January 8, 2004         8,000            $98.39
Eff W. Martin                January 8, 2004         18,000           $98.39
David J. Mastrocola          January 8, 2004         15,000           $98.39
John P. McNulty              January 8, 2004         15,000           $98.39
Donald C. Opatrny, Jr.       January 8, 2004         10,000           $98.39
Bryant F. Pantano            January 8, 2004          500             $98.39
John J. Powers               January 8, 2004         25,000           $98.39
Howard A. Silverstein        January 8, 2004         2,000            $98.39
Peter D. Sutherland S.C.     January 8, 2004         9,000            $98.39
Melalula Limited             January 8, 2004         1,380            $98.39
John R. Tormondsen           January 8, 2004         5,000            $98.39
John E. Urban                January 8, 2004         5,000            $98.39
Yasuyo Yamazaki              January 8, 2004         9,586            $98.39
Gregory H. Zehner            January 8, 2004         6,831            $98.39
Mark A. Zurack               January 8, 2004         5,000            $98.39
Richard J. Bronks            January 9, 2004         9,183            $97.80
James A. Coufos              January 9, 2004         4,000            $97.80
Philip M. Darivoff           January 9, 2004         7,000            $97.80
Joseph Della Rosa            January 9, 2004         10,000           $97.80
Joseph D. Gatto              January 9, 2004         15,224           $97.80
David L. Henle               January 9, 2004         5,000            $97.80
Mijen Family Partnership     January 9, 2004         1,000            $97.80
Robert Litterman             January 9, 2004         5,000            $97.80
David J. Mastrocola          January 9, 2004         35,000           $97.80
John P. McNulty              January 9, 2004         4,000            $97.80
Bryant F. Pantano            January 9, 2004         1,000            $97.80
Stuart M. Rothenberg         January 9, 2004         21,778           $97.80
Joseph Sassoon               January 9, 2004         3,550            $97.80
Steven M. Shafran            January 9, 2004         10,000           $97.80
Howard A. Silverstein        January 9, 2004         2,000            $97.80
Peter D. Sutherland S.C.     January 9, 2004         8,215            $97.80
Melalula Limited             January 9, 2004         1,380            $97.80
John R. Tormondsen           January 9, 2004         5,000            $97.80
Kendrick R. Wilson III       January 9, 2004         39,715           $97.80
David G. Lambert             January 12, 2004        7,269            $97.12
Robert Litterman             January 12, 2004        5,000            $97.12
David J. Mastrocola          January 12, 2004        5,000            $97.12
John P. McNulty              January 12, 2004        4,000            $97.12
Donald C. Opatrny, Jr.       January 12, 2004        10,000           $97.12
Bryant F. Pantano            January 12, 2004        1,000            $97.12
Emmanuel Roman               January 12, 2004        5,000            $97.12
Howard A. Silverstein        January 12, 2004        2,000            $97.12
Melalula Limited             January 12, 2004        1,380            $97.12
John R. Tormondsen           January 12, 2004        5,000            $97.12
Mark Carroll                 January 13, 2004        5,128            $97.61

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
James A. Coufos              January 13, 2004        2,000            $97.61
Randolph L. Cowen            January 13, 2004        21,179           $97.61
Chansoo Joung                January 13, 2004        9,330            $97.61
Mijen Family Partnership     January 13, 2004        1,000            $97.61
Robert Litterman             January 13, 2004        3,165            $97.61
David J. Mastrocola          January 13, 2004        60,000           $97.61
Donald C. Opatrny, Jr.       January 13, 2004        10,000           $97.61
Richard M. Ruzika            January 13, 2004        13,905           $97.61
Joseph Sassoon               January 13, 2004        3,000            $97.61
Howard B. Schiller           January 13, 2004        20,000           $97.61
Steven M. Shafran            January 13, 2004        10,000           $97.61
Howard A. Silverstein        January 13, 2004        2,000            $97.61
Melalula Limited             January 13, 2004        1,380            $97.61
Gene T. Sykes                January 13, 2004        15,000           $97.61
Gary W. Williams             January 13, 2004        16,695           $97.61
Mark A. Zurack               January 13, 2004        2,000            $97.61
Bradley I. Abelow            January 14, 2004        3,215            $98.72
James A. Coufos              January 14, 2004        2,000            $98.72
John P. Curtin, Jr.          January 14, 2004        3,259            $98.72
Francis J. Ingrassia         January 14, 2004        10,000           $98.72
David J. Mastrocola          January 14, 2004        60,000           $98.72
John P. McNulty              January 14, 2004        4,000            $98.72
Sharmin Mossavar-Rahmani     January 14, 2004        10,000           $98.72
Donald C. Opatrny, Jr.       January 14, 2004        10,000           $98.72
Bryant F. Pantano            January 14, 2004        3,000            $98.72
Joseph Sassoon               January 14, 2004        2,000            $98.72
Howard A. Silverstein        January 14, 2004        2,000            $98.72
Gary W. Williams             January 14, 2004        15,000           $98.72
Frank A. Bednarz             January 15, 2004        2,015           $100.96
Mark Carroll                 January 15, 2004        1,619           $100.96
James A. Coufos              January 15, 2004        4,000           $100.96
Randolph L. Cowen            January 15, 2004        10,000          $100.96
Philip M. Darivoff           January 15, 2004        7,380           $100.96
Timothy D. Dattels           January 15, 2004        10,000          $100.96
Paul S. Efron                January 15, 2004        4,000           $100.96
Andrew M. Gordon             January 15, 2004        10,000          $100.96
Mary C. Henry                January 15, 2004        13,500          $100.96
Francis J. Ingrassia         January 15, 2004        10,501          $100.96
Douglas W. Kimmelman         January 15, 2004        17,897          $100.96
Bradford C. Koenig           January 15, 2004        28,880          $100.96
David G. Lambert             January 15, 2004        7,500           $100.96
Peter J. Layton              January 15, 2004        1,069           $100.96
Jonathan M. Lopatin          January 15, 2004        8,101           $100.96
David J. Mastrocola          January 15, 2004        51,929          $100.96
Sharmin Mossavar-Rahmani     January 15, 2004        10,000          $100.96
Michael E. Novogratz         January 15, 2004        10,938          $100.96
Donald C. Opatrny, Jr.       January 15, 2004        10,000          $100.96
John J. Powers               January 15, 2004        20,000          $100.96
Emmanuel Roman               January 15, 2004        5,090           $100.96
Richard S. Sharp             January 15, 2004        41,251          $100.96
Howard A. Silverstein        January 15, 2004        4,000           $100.96
HJS2 Limited                 January 15, 2004        10,000          $100.96
Gene T. Sykes                January 15, 2004        15,000          $100.96

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
John E. Urban                January 15, 2004        7,500           $100.96
George W. Wellde, Jr.        January 15, 2004        15,000          $100.96
Gary W. Williams             January 15, 2004        7,854           $100.96
Mark A. Zurack               January 15, 2004        10,000          $100.96
Armen A. Avanessians         January 16, 2004        29,717          $100.83
Henry Cornell                January 16, 2004        28,959          $100.83
James A. Coufos              January 16, 2004        4,000           $100.83
Randolph L. Cowen            January 16, 2004        10,000          $100.83
Mark F. Dehnert              January 16, 2004        1,652           $100.83
Joseph Della Rosa            January 16, 2004        4,317           $100.83
Gordon E. Dyal               January 16, 2004        34,792          $100.83
Paul S. Efron                January 16, 2004        2,392           $100.83
Edward C. Forst              January 16, 2004        27,810          $100.83
Joseph D. Gatto              January 16, 2004        15,224          $100.83
Joseph H. Gleberman          January 16, 2004        14,975          $100.83
Andrew M. Gordon             January 16, 2004        16,187          $100.83
Mary C. Henry                January 16, 2004        11,375          $100.83
Chansoo Joung                January 16, 2004        20,000          $100.83
William J. Kenney            January 16, 2004        5,000           $100.83
Jonathan L. Kolatch          January 16, 2004        10,000          $100.83
David G. Lambert             January 16, 2004        7,500           $100.83
Jonathan M. Lopatin          January 16, 2004        5,000           $100.83
Michael R. Lynch             January 16, 2004        15,000          $100.83
Sanjeev K. Mehra             January 16, 2004        20,697          $100.83
Sharmin Mossavar-Rahmani     January 16, 2004        10,000          $100.83
Donald C. Opatrny, Jr.       January 16, 2004        10,000          $100.83
Terence M. O'Toole           January 16, 2004        50,988          $100.83
Robert J. Pace               January 16, 2004        21,055          $100.83
Bryant F. Pantano            January 16, 2004         500            $100.83
John J. Powers               January 16, 2004        20,000          $100.83
Steven M. Shafran            January 16, 2004        7,737           $100.83
Howard A. Silverstein        January 16, 2004        5,000           $100.83
Cody J. Smith                January 16, 2004        22,981          $100.83
Melalula Limited             January 16, 2004        1,932           $100.83
Gene T. Sykes                January 16, 2004        10,000          $100.83
John E. Urban                January 16, 2004        9,191           $100.83
George H. Walker IV          January 16, 2004        7,213           $100.83
Gary W. Williams             January 16, 2004        5,000           $100.83
Mark A. Zurack               January 16, 2004        5,904           $100.83

Other Sales

Ben I. Adler                 January 6, 2004          688             $97.04
Raanan A. Agus               January 6, 2004         3,609            $97.04
Jesus A. Arias               January 6, 2004          600             $97.04
Christopher M. Barter        January 6, 2004         2,549            $97.04
Stacy Bash-Polley            January 6, 2004          614             $97.04
Jonathan A. Beinner          January 6, 2004         1,555            $97.04
Jordan M. Bender             January 6, 2004          750             $97.04
John D. Bertuzzi             January 6, 2004         3,000            $97.04
Randall A. Blumenthal        January 6, 2004          300             $97.04
George M. Brady              January 6, 2004          380             $97.04
George H. Butcher III        January 6, 2004         1,907            $97.04
Kuo-Chun Chang               January 6, 2004         7,526            $97.04

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Geoffrey G. Clark            January 6, 2004          829             $97.04
Stephen D. Daniel            January 6, 2004         3,220            $97.04
Matthew S. Darnall           January 6, 2004         3,000            $97.04
Bradley S. DeFoor            January 6, 2004         2,483            $97.04
Joseph P. DiSabato           January 6, 2004         1,125            $97.04
William C. Dudley            January 6, 2004         3,725            $97.04
John E. Eisenberg            January 6, 2004         1,000            $97.04
Jason H. Ekaireb             January 6, 2004          600             $97.04
Katherine B. Enquist         January 6, 2004          200             $97.04
Earl S. Enzer                January 6, 2004          400             $97.04
John A. Ferro, Jr.           January 6, 2004         4,516            $97.04
Pierre-Henri Flamand         January 6, 2004          253             $97.04
Colleen A. Foster            January 6, 2004          115             $97.04
Richard A. Genna             January 6, 2004         1,637            $97.04
Louis S. Greig               January 6, 2004         1,655            $97.04
David R. Hansen              January 6, 2004          400             $97.04
Kenneth L. Hirsch            January 6, 2004         1,593            $97.04
Michael R. Housden           January 6, 2004          621             $97.04
Daniel H. Klebes II          January 6, 2004         1,479            $97.04
Eiichiro Kuwana              January 6, 2004          500             $97.04
Eric S. Lane                 January 6, 2004          359             $97.04
Peter T. Lawler              January 6, 2004         3,811            $97.04
Susan R. Leadem              January 6, 2004         1,100            $97.04
Ryan D. Limaye               January 6, 2004         2,827            $97.04
Christopher J. Magarro       January 6, 2004         1,154            $97.04
George N. Mattson            January 6, 2004         4,717            $97.04
Lance P. Meaney              January 6, 2004         2,444            $97.04
James P. Morris              January 6, 2004         1,332            $97.04
Donald R. Mullen             January 6, 2004         13,325           $97.04
Daniel P. Opperman           January 6, 2004         4,344            $97.04
James R. Paradise            January 6, 2004         1,445            $97.04
Jonathan C. Raleigh          January 6, 2004         1,498            $97.04
Arthur J. Reimers III        January 6, 2004         28,156           $97.50
James H. Rogan               January 6, 2004         4,436            $97.04
Eileen P. Rominger           January 6, 2004         2,902            $97.04
Jacob D. Rosengarten         January 6, 2004          748             $97.04
Ivan Ross                    January 6, 2004          500             $97.04
Marc A. Rothenberg           January 6, 2004          959             $97.04
John P. Rustum               January 6, 2004          634             $97.04
Roy J. Salameh               January 6, 2004          750             $97.04
Susan J. Scher               January 6, 2004          500             $97.04
Thomas M. Schwartz           January 6, 2004         1,218            $97.04
Daniel M. Shefter            January 6, 2004          500             $97.04
Masaru Shibata               January 6, 2004         2,168            $97.04
Michael H. Siegel            January 6, 2004          591             $97.04
Gavin Simms                  January 6, 2004          257             $97.04
Linda J. Slotnick            January 6, 2004         4,378            $97.04
Raymond B. Strong III        January 6, 2004         1,052            $97.04
Johannes R. Sulzberger       January 6, 2004          849             $97.04
Gary J. Sveva                January 6, 2004         4,481            $97.04
Morgan C. Sze                January 6, 2004         1,714            $97.04
Peter K. Tomozawa            January 6, 2004         1,067            $97.04
Gareth N. Turner             January 6, 2004         13,862           $97.04
Ashok Varadhan               January 6, 2004         6,690            $97.04

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
David M. Weil                January 6, 2004         1,000            $97.04
Christopher S. Wendel        January 6, 2004          737             $97.04
Susan A. Willetts            January 6, 2004         5,623            $97.04
Gregory A. Agran             January 7, 2004         2,643            $97.79
David M. Baum                January 7, 2004         13,000           $96.95
Timothy J. Bridges           January 7, 2004          400             $97.79
Nicholas F. Burgin           January 7, 2004          745             $97.79
Jane P. Chwick               January 7, 2004         2,301            $97.79
Stephen D. Dias              January 7, 2004          800             $97.79
Joseph P. DiSabato           January 7, 2004         1,200            $97.79
Jason H. Ekaireb             January 7, 2004          600             $97.79
Christopher H. Eoyang        January 7, 2004          987             $97.79
Michael P. Esposito          January 7, 2004         2,771            $97.79
Pierre-Henri Flamand         January 7, 2004          300             $97.79
Jeffrey S. Frase             January 7, 2004          500             $97.79
Robert R. Gheewalla          January 7, 2004          650             $97.79
Thomas J. Healey             January 7, 2004         13,309           $98.45
M. Roch Hillenbrand          January 7, 2004         5,000            $97.11
Paul J. Huchro               January 7, 2004         3,338            $97.79
Andrew J. Jonas              January 7, 2004         4,486            $97.79
J. Christopher A. Kojima     January 7, 2004         2,166            $97.79
Jason E. Maynard             January 7, 2004          683             $97.79
Thomas S. Riggs III          January 7, 2004          368             $97.79
Atsuko Sato                  January 7, 2004          782             $97.79
Jonathan S. Savitz           January 7, 2004         7,200            $98.66
Daniel M. Shefter            January 7, 2004          500             $97.79
Ralph J. Silva               January 7, 2004          571             $97.79
Fredric E. Steck             January 7, 2004         1,000            $98.60
Jean-Michel Steg             January 7, 2004         1,518            $97.79
Barry S. Turkanis            January 7, 2004         1,191            $97.79
Andrea A. Vittorelli         January 7, 2004         1,998            $97.79
Todd A. Williams             January 7, 2004         7,762            $97.79
Alexander D. Wohl            January 7, 2004          802             $97.79
William H. Wolf, Jr.         January 7, 2004         1,500            $97.79
William W. Archer            January 8, 2004         2,044            $98.39
Janet L. Bell                January 8, 2004         1,484            $98.39
Jordan M. Bender             January 8, 2004          700             $98.39
Timothy J. Bridges           January 8, 2004          385             $98.39
Craig W. Broderick           January 8, 2004         7,500            $98.39
Lawrence V. Calcano          January 8, 2004         15,000           $98.39
Kent A. Clark                January 8, 2004         5,000            $98.39
Michael B. Dubno             January 8, 2004         18,597           $98.39
Kenneth M. Eberts III        January 8, 2004         3,505            $98.39
Jason H. Ekaireb             January 8, 2004          600             $98.39
Earl S. Enzer                January 8, 2004          100             $98.39
Laurie R. Ferber             January 8, 2004         1,865            $98.39
Mark B. Florian              January 8, 2004         1,106            $98.39
Jeffrey S. Frase             January 8, 2004          481             $98.39
Matthew T. Fremont-Smith     January 8, 2004         6,069            $98.39
Robert R. Gheewalla          January 8, 2004          800             $98.39
Gary T. Giglio               January 8, 2004         1,541            $98.39
M. Roch Hillenbrand          January 8, 2004         6,503            $97.78
Kenneth W. Hitchner          January 8, 2004         1,753            $98.39
James A. Hudis               January 8, 2004         1,000            $98.39
Janet T. Hurley              January 8, 2004         1,103            $98.39
Andrew R. Jessop             January 8, 2004         2,146            $98.39
Daniel J. Jick               January 8, 2004         1,885            $98.39
Andrew J. Kaiser             January 8, 2004         4,000            $98.39
James M. Karp                January 8, 2004         2,560            $98.39

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Srihari Kumar                January 8, 2004         1,624            $98.39
Hughes B. Lepic              January 8, 2004         13,587           $98.39
Blake W. Mather              January 8, 2004         2,274            $98.39
Michael A. Mendelson         January 8, 2004         1,370            $98.39
Michael R. Miele             January 8, 2004         2,000            $98.39
Marc O. Nachmann             January 8, 2004         1,000            $98.39
Robin Neustein               January 8, 2004         15,000           $98.65
Suok J. Noh                  January 8, 2004          942             $98.39
Jay S. Nydick                January 8, 2004         1,414            $98.39
Gavin G. O'Connor            January 8, 2004          471             $98.39
Simon Y. Park                January 8, 2004          464             $98.39
Simon C. Parry-Wingfield     January 8, 2004         1,072            $98.39
Joseph Ravitch               January 8, 2004         5,000            $98.39
David M. Ryan                January 8, 2004         1,438            $98.39
Roy J. Salameh               January 8, 2004          750             $98.39
Daniel M. Shefter            January 8, 2004          483             $98.39
Ravi M. Singh                January 8, 2004         1,512            $98.39
John E. Smollen              January 8, 2004         2,198            $98.39
Howard B. Surloff            January 8, 2004          303             $98.39
Richard J. Sussman           January 8, 2004         1,535            $98.39
Kunio Tahara                 January 8, 2004          845             $98.39
Frederick Towfigh            January 8, 2004          294             $98.39
Barry S. Turkanis            January 8, 2004         1,835            $98.39
William H. Wolf, Jr.         January 8, 2004          639             $98.39
Barry L. Zubrow              January 8, 2004         42,166           $98.41
John G. Andrews              January 9, 2004          351             $97.80
David M. Baum                January 9, 2004         6,500            $98.00
Andrew M. Bevan              January 9, 2004         1,014            $97.80
Alastair M. Borthwick        January 9, 2004         1,122            $97.80
Mary Ann Casati              January 9, 2004         9,072            $98.74
Kuo-Chun Chang               January 9, 2004         5,284            $97.80
Kent A. Clark                January 9, 2004         12,011           $97.80
Eduardo A. Cruz              January 9, 2004         2,131            $97.80
David H. Dase                January 9, 2004          983             $97.80
Francois-Xavier De Mallmann  January 9, 2004          648             $97.80
Joseph P. DiSabato           January 9, 2004         1,200            $97.80
Connie K. Duckworth          January 9, 2004         10,000           $97.89
Jason H. Ekaireb             January 9, 2004          461             $97.80
Earl S. Enzer                January 9, 2004          100             $97.80
Fred W. Esiri                January 9, 2004         1,125            $97.80
George C. Estey              January 9, 2004         1,700            $97.80
Linda M. Fox                 January 9, 2004          179             $97.80
Robert R. Gheewalla          January 9, 2004          900             $97.80
James A. Hudis               January 9, 2004         1,000            $97.80
Andrew J. Kaiser             January 9, 2004         2,000            $97.80
Thomas J. Kenny              January 9, 2004         2,000            $97.80
Mary Lyn Valkenburg Kurish   January 9, 2004          651             $97.80
Remco O. Lenterman           January 9, 2004         1,406            $97.80
Brett R. Overacker           January 9, 2004         4,798            $97.80
Paul M. Roberts              January 9, 2004         3,985            $97.80
Pablo J. Salame              January 9, 2004         5,313            $97.80
Roy J. Salameh               January 9, 2004          400             $97.80
Lisa M. Shalett              January 9, 2004         2,739            $97.80
Daniel M. Shefter            January 9, 2004          595             $97.80
Jeffrey S. Sloan             January 9, 2004          328             $97.80
David M. Weil                January 9, 2004         1,500            $97.80
Theodor Weimer               January 9, 2004         9,664            $97.80
Lee G. Vance                 January 9, 2004         16,083           $97.90
John D. Campbell             January 12, 2004        1,000            $97.12

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Eduardo Centola              January 12, 2004         804             $97.12
Frederick C. Darling         January 12, 2004        1,775            $97.12
David B. Ford                January 12, 2004       20,000            $96.96
Gary T. Giglio               January 12, 2004        1,503            $97.12
Carmen A. Greco              January 12, 2004         534             $97.12
Elizabeth M. Hammack         January 12, 2004         260             $97.12
Gregory T. Hoogkamp          January 12, 2004         636             $97.12
Fern Hurst                   January 12, 2004         500             $85.00
William L. Jacob III         January 12, 2004        2,000            $97.12
Jason S. Kaplan              January 12, 2004        2,127            $97.12
Robert J. Katz               January 12, 2004       22,903            $96.56
Michael J. Millette          January 12, 2004        4,084            $97.12
Markus J. Noe-Nordberg       January 12, 2004        1,076            $97.12
Archie W. Parnell            January 12, 2004         440             $97.12
David J. Rosenblum           January 12, 2004        1,214            $97.12
Ivan Ross                    January 12, 2004         500             $97.12
Ravi M. Singh                January 12, 2004        1,500            $97.12
Mark F. Slaughter            January 12, 2004        3,376            $97.12
Raymond S. Stolz             January 12, 2004        1,000            $97.12
Yusuf A. Aliredha            January 13, 2004        1,955            $97.61
Jason R. Anderson            January 13, 2004        3,357            $97.61
Michiel J. Bakker            January 13, 2004        9,727            $97.61
Robert A. Berry              January 13, 2004        1,847            $97.61
Abraham Bleiberg             January 13, 2004         561             $97.61
David R. Boles               January 13, 2004        2,523            $97.61
Alan J. Brazil               January 13, 2004        1,395            $97.61
Sacha A. Chiaramonte         January 13, 2004        2,461            $97.61
John P. Curtin, Jr.          January 13, 2004       10,000            $97.75
Daniel L. Dees               January 13, 2004         700             $97.61
Joseph P. DiSabato           January 13, 2004        1,100            $97.61
Earl S. Enzer                January 13, 2004         100             $97.61
David B. Ford                January 13, 2004       20,000            $97.55
Robert R. Gheewalla          January 13, 2004         400             $97.61
Eric P. Grubman              January 13, 2004       10,000            $97.85
Vishal Gupta                 January 13, 2004        1,330            $97.61
Terry P. Hughes              January 13, 2004        2,456            $97.61
Rustom N. Khandalavala       January 13, 2004        2,610            $97.61
Susan R. Leadem              January 13, 2004        3,031            $97.61
Richard J. Lieb              January 13, 2004        3,431            $97.61
Kevin L. Lundeen             January 13, 2004        1,801            $97.61
George N. Mattson            January 13, 2004        1,655            $97.61
Andrew L. Metcalfe           January 13, 2004        1,687            $97.61
Geoffrey M. Parker           January 13, 2004        1,957            $97.61
Kevin A. Quinn               January 13, 2004        2,039            $97.61
Jeffrey A. Resnick           January 13, 2004         500             $97.61
Roy J. Salameh               January 13, 2004         533             $97.61
Steve M. Scopellite          January 13, 2004        2,642            $97.61
Peter D. Selman              January 13, 2004         632             $97.61
David G. Shell               January 13, 2004        1,896            $97.61
Fredric E. Steck             January 13, 2004        1,000            $97.81
Patrick Sullivan             January 13, 2004        1,127            $97.61
Stephen S. Trevor            January 13, 2004        2,564            $97.61
Corrado P. Varoli            January 13, 2004        4,469            $97.61
Steven A. Wallace            January 13, 2004         552             $97.61
Elisha Wiesel                January 13, 2004          21             $97.61
W. Thomas York, Jr.          January 13, 2004        1,768            $97.61
John D. Campbell             January 14, 2004         800             $98.72
Zachariah Cobrinik           January 14, 2004         218             $98.93
Nicholas Crapp               January 14, 2004        2,000            $98.72
John P. Curtin, Jr.          January 14, 2004       10,000            $99.50
Katherine R. Davisson        January 14, 2004        1,559            $98.72
Daniel L. Dees               January 14, 2004         669             $98.72

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
David G. Dick                January 14, 2004        1,443            $98.72
Joseph P. DiSabato           January 14, 2004        1,100            $98.72
Earl S. Enzer                January 14, 2004          76             $98.72
David B. Ford                January 14, 2004       20,000            $99.42
Robert R. Gheewalla          January 14, 2004         250             $98.72
Eric P. Grubman              January 14, 2004        6,000            $99.00
Jana Hale Doty               January 14, 2004        1,158            $98.72
Melina E. Higgins            January 14, 2004        3,777            $98.72
Kenneth W. Hitchner          January 14, 2004        1,325            $98.72
Robert H. Litzenberger       January 14, 2004        5,000            $99.25
Shogo Maeda                  January 14, 2004        1,260            $98.72
Peter G.C. Mallinson         January 14, 2004       10,000            $98.10
Gordon R. McCulloch          January 14, 2004        1,560            $98.72
Stephen J. Mellas            January 14, 2004        1,320            $98.72
Steven T. Mnuchin            January 14, 2004       48,292            $98.02
Daniel M. Neidich            January 14, 2004       68,653            $98.80
Robin Neustein               January 14, 2004       27,498            $99.07
Jeffrey A. Resnick           January 14, 2004         600             $98.72
Jason A. Tilroe              January 14, 2004         294             $98.72
Eiji Ueda                    January 14, 2004        2,936            $98.72
Elisha Wiesel                January 14, 2004          40             $98.72
Barry L. Zubrow              January 14, 2004       50,000            $98.09
Jeffrey D. Adams             January 15, 2004         757            $100.96
Arnaud M. Apffel             January 15, 2004         257            $100.96
Jordan M. Bender             January 15, 2004         720            $100.96
Elizabeth V. Camp            January 15, 2004        4,340           $100.96
Robert J. Christie           January 15, 2004        2,511           $100.96
William J. Conley Jr         January 15, 2004         214            $100.96
Colin J. Corgan              January 15, 2004         458            $100.96
Katherine R. Davisson        January 15, 2004        1,029           $100.96
John O. Downing              January 15, 2004        5,000           $100.40
Diego De Giorgi              January 15, 2004        2,040           $100.96
Armando A. Diaz              January 15, 2004         568            $100.96
Joseph P. DiSabato           January 15, 2004        1,100           $100.96
John E. Eisenberg            January 15, 2004        1,000           $100.96
L. Brooks Entwistle          January 15, 2004        1,207           $100.96
Earl S. Enzer                January 15, 2004          75            $100.96
George C. Estey              January 15, 2004         828            $100.96
Elizabeth C. Fascitelli      January 15, 2004        2,186           $100.96
David B. Ford                January 15, 2004       20,000           $101.40
Robert R. Gheewalla          January 15, 2004         500            $100.96
H. John Gilbertson, Jr.      January 15, 2004        3,469           $100.96
Carmen A. Greco              January 15, 2004        1,760           $100.96
David J. Greenwald           January 15, 2004        1,000           $100.96
William W. Gridley           January 15, 2004        3,899           $100.96
Douglas C. Grip              January 15, 2004        2,909           $100.96
Peter Gross                  January 15, 2004         986            $100.96
Robert S. Harrison           January 15, 2004       27,348           $100.77
Kuniyoshi Hayashi            January 15, 2004         449            $100.96
Douglas C. Heidt             January 15, 2004        1,586           $100.96
Steven M. Heller             January 15, 2004       66,829           $101.27
Gregory T. Hoogkamp          January 15, 2004        1,000           $100.96
Andrew J. Jonas              January 15, 2004        5,004           $100.96
Terrence O. Jones            January 15, 2004        1,463           $100.96
Andrew J. Kaiser             January 15, 2004        2,000           $100.96
Ann F. Kaplan                January 15, 2004       22,438           $100.55
James P. Kenney              January 15, 2004         214            $100.96
Eiichiro Kuwana              January 15, 2004        1,007           $100.96
Tak Sing Kenneth Kwok        January 15, 2004        5,905           $100.96
Eric S. Lane                 January 15, 2004         300            $100.96
Stephen C. Lichtenauer       January 15, 2004        1,000           $100.96
Russell E. Makowsky          January 15, 2004        1,446           $100.96
Jean E. Manas                January 15, 2004         445            $100.96
George N. Mattson            January 15, 2004        3,000           $100.96
E. Scott Mead                January 15, 2004       35,000           $101.10
Michael A. Mendelson         January 15, 2004         372            $100.96
T. Willem Mesdag             January 15, 2004       20,000           $100.99
James E. Milligan            January 15, 2004        5,899           $100.96
Thomas S. Murphy, Jr.        January 15, 2004       13,320           $100.40
Gaetano J. Muzio             January 15, 2004        5,000           $101.01



COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
Marc O. Nachmann             January 15, 2004      1,624            $100.96
Robin Neustein               January 15, 2004      50,000           $100.95
Markus J. Noe-Nordberg       January 15, 2004       164             $100.96
Richard T. Ong               January 15, 2004      26,000           $100.96
Daniel B. O.'Rourke          January 15, 2004      1,899            $100.96
Scott M. Pinkus              January 15, 2004      50,000           $100.33
J. David Rogers              January 15, 2004      20,000           $101.00
John J. Ryan                 January 15, 2004       500             $100.96
Jonathan S. Savitz           January 15, 2004      5,449            $101.23
Gary B. Schermerhorn         January 15, 2004      1,500            $100.96
Judah C. Sommer              January 15, 2004      2,000            $100.96
Daniel L. Sparks             January 15, 2004      1,466            $100.96
Fredric E. Steck             January 15, 2004      1,000            $100.40
Patrick Sullivan             January 15, 2004      2,721            $100.96
John L. Townsend III         January 15, 2004      31,306           $100.51
Richard E. Witten            January 15, 2004      5,000            $101.00
Andrew M. Alper              January 16, 2004      80,707           $95.00
Neil Z. Auerbach             January 16, 2004       500             $100.83
David M. Baum                January 16, 2004      3,500            $100.81
Lawrence R. Buchalter        January 16, 2004      5,000            $100.85
Amy L. Chasen                January 16, 2004      3,779            $100.83
Zachariah Cobrinik           January 16, 2004      10,000           $100.00
Laura C. Conigliaro          January 16, 2004      10,000           $100.83
Colin J. Corgan              January 16, 2004        30             $100.83
John P. Curtin, Jr.          January 16, 2004      10,000           $101.50
Stephen C. Daffron           January 16, 2004      13,728           $100.83
Andrew C. Devenport          January 16, 2004      2,387            $100.83
Stephen D. Dias              January 16, 2004        43             $100.83
Karlo J. Duvnjak             January 16, 2004      10,000           $100.83
Michael L. Dweck             January 16, 2004      2,501            $100.83
Robert K. Ehudin             January 16, 2004       849             $100.83
Earl S. Enzer                January 16, 2004        75             $100.83
Bruce J. Evans               January 16, 2004      1,000            $100.83
Jeffrey S. Frase             January 16, 2004       228             $100.83
Matthias K. Frisch           January 16, 2004       314             $100.83
Gonzalo R. Garcia            January 16, 2004      1,532            $100.83
Guillermo Garcia             January 16, 2004      3,127            $100.83
Robert R. Gheewalla          January 16, 2004       852             $100.83
Justin G. Gmelich            January 16, 2004      1,067            $100.83
Daniel C. Goldwater          January 16, 2004      2,501            $100.83
Gregory M. Gould             January 16, 2004      6,330            $100.83
Peter W. Grieve              January 16, 2004      1,676            $100.83
Vladimir M. Gutin            January 16, 2004      1,332            $100.83
Jana Hale Doty               January 16, 2004      1,000            $100.83
A. John Hass                 January 16, 2004      7,000            $100.83
James A. Hudis               January 16, 2004       525             $100.83
Fern Hurst                   January 16, 2004      19,500           $85.00
Toni-Dara Infante            January 16, 2004      2,000            $100.83
Kenneth L. Josselyn          January 16, 2004      1,683            $100.83
Robert J. Katz               January 16, 2004      15,979           $100.40
Frederick J. Knecht          January 16, 2004       434             $100.83
Bruce M. Larson              January 16, 2004      1,000            $100.83
Stephen C. Lichtenauer       January 16, 2004      1,000            $100.83
Sean O. Mahoney              January 16, 2004      3,145            $100.83
Jean E. Manas                January 16, 2004       889             $100.83
George N. Mattson            January 16, 2004      1,559            $100.83
E. Scott Mead                January 16, 2004      10,593           $101.13
Andrew L. Metcalfe           January 16, 2004      6,510            $100.83
Michael J. Millette          January 16, 2004      2,000            $100.83
Ian Mukherjee                January 16, 2004      1,500            $100.83
Edward A. Mule               January 16, 2004      15,000           $100.49
Philip D. Murphy             January 16, 2004      125,000          $100.81
Avi M. Nash                  January 16, 2004      25,000           $101.03
Daniel M. Neidich            January 16, 2004      100,000          $90.00
Alok Oberoi                  January 16, 2004      10,000           $90.00
Alok Oberoi                  January 16, 2004       5,000           $95.00
Greg M. Ostroff              January 16, 2004      10,000           $90.00
Joseph Ravitch               January 16, 2004      5,000            $100.83
Arthur J. Reimers III        January 16, 2004      30,000           $100.00
Jeffrey A. Resnick           January 16, 2004       652             $100.83
John F.W. Rogers             January 16, 2004      4,074            $100.83
Andrew A. Root               January 16, 2004       482             $100.83
Richard A. Sapp              January 16, 2004      100,000          $100.00
P. Sheridan Schechner        January 16, 2004      2,617            $100.83
Abraham Shua                 January 16, 2004       569             $100.83
Leslie C. Sillcox            January 16, 2004      108,000          $90.00
Mark F. Slaughter            January 16, 2004      5,936            $100.83
Michael M. Smith             January 16, 2004      1,400            $100.83

COVERED PERSON                  TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
--------------                  ----------      ----------------   ---------------
David M. Solomon             January 16, 2004        15,000          $100.83
Vickrie C. South             January 16, 2004        1,922           $100.83
Irene Y. Tse                 January 16, 2004        1,091           $100.83
Barry S. Volpert             January 16, 2004       25,000           $100.00
John E. Waldron              January 16, 2004        9,971           $100.83
Martin M. Werner             January 16, 2004        4,284           $100.83
Keith R. Wills               January 16, 2004         300            $100.83
Jon A. Woodruff              January 16, 2004        2,014           $100.83

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                        ACQUISITION OR                        NUMBER OF
 COVERED PERSON          DISPOSITION      TRANSACTION DATE     SHARES      PRICE PER SHARE
----------------        --------------    ----------------    ---------    ---------------
----------------        --------------    ----------------    ---------    ---------------
Thomas J. McAdam         Acquisition      January 15, 2004        1            $101.14
Richard T. Roberts       Acquisition      January 15, 2004        1            $101.14
Edward A. Hazel          Acquisition      January 15, 2004        1            $101.14
Thomas V. Conigliaro     Acquisition      January 15, 2004        1            $101.14

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                                          NUMBER        NUMBER
                                                NUMBER                                      OF            OF
                              DATE OF             OF           STRIKE         SALES       SHARES        SHARES
   COVERED PERSON             EXERCISE          OPTIONS        PRICE          PRICE        SOLD        RETAINED
   --------------             --------          -------        -----          -----        ----        --------
John D. Bertuzzi          January 6, 2004       4,000          $53.00        $97.02       4,000           0
Michael S. Burton         January 6, 2004       16,872         $53.00        $97.02      16,872           0
Philip A. Cooper          January 6, 2004       10,000         $53.00        $97.02      10,000           0
Karlo J. Duvnjak*         January 6, 2004       15,000         $53.00           N/A         0          15,000
Karlo J. Duvnjak          January 6, 2004       17,644         $53.00        $97.02      17,644           0
Katherine B. Enquist      January 6, 2004       1,000          $53.00        $97.02       1,000           0
Matthias K. Frisch        January 6, 2004       1,000          $53.00        $97.02       1,000           0
David R. Hansen           January 6, 2004       4,740          $82.88        $97.02       4,740           0
Susan R. Leadem           January 6, 2004       4,000          $53.00        $97.02       4,000           0
Kenneth H.M. Leet         January 6, 2004       41,592         $53.00        $97.02       41,592          0
Jay S. Nydick             January 6, 2004       7,218          $82.88        $97.02       7,218           0
Jonathan C. Raleigh       January 6, 2004       22,392         $82.88        $97.02       22,392          0
Jeffrey A. Resnick        January 6, 2004       1,200          $53.00        $97.02       1,200           0
Greg W. Tebbe             January 6, 2004       9,435          $82.88        $97.02       9,435           0
C. Howard Wietschner      January 6, 2004       2,567          $82.88        $97.02       2,567           0
Elizabeth V. Camp         January 7, 2004       3,491          $53.00        $97.51       3,491           0
Stephen D. Dias           January 7, 2004       2,001          $82.88        $97.51       2,001           0
Thomas K. Lane            January 7, 2004       27,091         $53.00        $97.51       27,091          0
L. Peter O'Hagan          January 7, 2004       3,000          $53.00        $97.51       3,000           0
William M. Quinn          January 7, 2004       1,200          $53.00        $97.51       1,200           0
Richard G. Sherlund       January 7, 2004       53,865         $82.88        $97.51       53,865          0
Patrick Sullivan          January 7, 2004       10,000         $53.00        $97.51       7,206         7,206
Scott R. Weinstein        January 7, 2004       3,731          $53.00        $97.51       3,731           0
James P. Ziperski         January 7, 2004       2,500          $53.00        $97.51       2,500           0
Craig W. Broderick        January 8, 2004       2,500          $53.00        $98.43       2,500           0

----------
*     This was a cash-for-stock exercise, not a cashless exercise.

                                                                                          NUMBER        NUMBER
                                                NUMBER                                      OF            OF
                              DATE OF             OF           STRIKE         SALES       SHARES        SHARES
   COVERED PERSON             EXERCISE          OPTIONS        PRICE          PRICE        SOLD        RETAINED
   --------------             --------          -------        -----          -----        ----        --------
Timothy M. Kingston       January 8, 2004       3,658          $53.00        $98.43       3,658           0
Ewan M. Kirk              January 8, 2004       20,000         $53.00        $98.43       20,000          0
Kenneth H. M. Leet*       January 8, 2004       3,326          $53.00           N/A         0           3,326
Russell E. Makowsky       January 8, 2004       9,400          $53.00        $98.43       9,400           0
Russell E. Makowsky       January 8, 2004       7,476          $53.00        $98.43      5,412          5,412
Edward S. Misrahi         January 8, 2004       10,000         $53.00        $98.43       10,000          0
Theodore E. Niedermayer   January 8, 2004       6,300          $53.00        $98.43       6,300           0
David B. Philip           January 8, 2004       15,000         $53.00        $98.43       15,000          0
Matthias K. Frisch        January 9, 2004       1,000          $53.00        $97.70       1,000           0
Peter Gross               January 9, 2004       6,000          $53.00        $97.70       6,000           0
Daniel H. Klebes II*      January 9, 2004       17,449         $53.00           N/A         0          17,449
L. Peter O'Hagan          January 9, 2004       3,000          $53.00        $97.70       3,000           0
Jeffrey S. Sloan          January 9, 2004       7,624          $53.00        $97.70       7,624           0
Jeffrey S. Sloan          January 9, 2004       5,652          $82.88        $97.70       5,652           0
Patrick Sullivan          January 9, 2004       10,000         $53.00        $97.70       7,279         7,279
James P. Ziperski         January 9, 2004       2,500          $53.00        $97.70       2,500           0
Douglas F. Londal         January 12, 2004      6,000          $82.88        $97.03       5,444         5,444
Joseph C. Marconi         January 12, 2004      5,000          $53.00        $97.03       5,000           0
William M. Quinn          January 12, 2004       600           $53.00        $97.03        600            0
Elisha Wiesel             January 12, 2004      4,636          $53.00        $97.03       4,636           0
Elisha Wiesel             January 12, 2004      2,220          $82.88        $97.03       2,220           0
Philip A. Cooper          January 13, 2004      10,000         $53.00        $97.55       10,000          0
David B. Ford*            January 13, 2004      52,014         $82.88           N/A         0          52,014
Carmen A. Greco           January 13, 2004      8,854          $53.00        $97.55       6,355         6,355
Peter Gross               January 13, 2004      7,000          $53.00        $97.55       7,000           0
Jay D. Horine             January 13, 2004      17,964         $53.00        $97.55       17,964          0
Susan R. Leadem           January 13, 2004      3,000          $53.00        $97.55       3,000           0
Douglas F. Londal         January 13, 2004      6,045          $82.88        $97.55       5,461         5,461
Sean O. Mahoney           January 13, 2004      11,784         $82.88        $97.55       11,784          0
Robert S. Mancini         January 13, 2004      6,299          $53.00        $97.55       6,299           0
C. Howard Wietschner      January 13, 2004      4,516          $53.00        $97.55       4,516           0
James P. Ziperski         January 13, 2004      2,500          $53.00        $97.55       2,500           0
Bruce J. Evans            January 14, 2004      3,000          $53.00        $98.57       3,000           0
Douglas A. Guzman*        January 14, 2004      6,020          $53.00           N/A         0           6,020
Ewan M. Kirk              January 14, 2004      10,000         $53.00        $98.57       10,000          0
Eiichiro Kuwana           January 14, 2004      5,000          $53.00        $98.57       5,000           0
Blake W. Mather*          January 14, 2004      5,000          $53.00           N/A         0           5,000
Jason A. Tilroe           January 14, 2004      5,271          $53.00        $98.57       5,271           0
Jason A. Tilroe           January 14, 2004      4,479          $82.88        $98.57       4,479           0
James P. Ziperski         January 14, 2004      2,500          $53.00        $98.57       2,500           0
Elizabeth V. Camp         January 15, 2004      6,306          $82.88       $100.76       6,306          0
Marcus R. Colwell         January 15, 2004      7,468          $53.00       $100.76       7,468          0
Douglas A. Guzman         January 15, 2004      13,824         $53.00       $100.76       13,824         0
Douglas C. Heidt          January 15, 2004      8,233          $53.00       $100.76       8,233          0
*Timothy M. Kingston      January 15, 2004      2,000          $53.00       $100.76       2,000          0
Douglas F. Londal         January 15, 2004      6,970          $53.00       $100.76       6,970          0
Edward S. Misrahi         January 15, 2004      6,186          $53.00       $100.76       6,186          0
Erich P. Schlaikjer       January 15, 2004      2,373          $53.00       $100.76       2,373          0
Patrick Sullivan          January 15, 2004      10,000         $53.00       $100.76       7,083        7,083
Melanie J. White          January 15, 2004      6,306          $82.88       $100.76       6,306          0
C. Howard Wietschner      January 15, 2004      2,000          $53.00       $100.76       2,000          0
---------------------------
* This was a cash-for-stock exercise, not a cashless exercise.


                                                                                          NUMBER        NUMBER
                                                NUMBER                                      OF            OF
                              DATE OF             OF           STRIKE         SALES       SHARES        SHARES
   COVERED PERSON             EXERCISE          OPTIONS        PRICE          PRICE        SOLD        RETAINED
   --------------             --------          -------        -----          -----        ----        --------
James P. Ziperski         January 15, 2004      2,500          $53.00        $100.76      2,500           0
Arnaud M. Apffel          January 16, 2004       313           $82.88        $100.66       313            0
Arnaud M. Apffel          January 16, 2004       281           $82.88        $100.66       233           233
Mary D. Byron             January 16, 2004       217           $53.00        $100.66       217            0
Lawrence V. Calcano       January 16, 2004      35,000         $53.00        $100.66      35,000          0
W. Reed Chisholm II       January 16, 2004      2,502          $53.00        $100.66      2,502           0
Stephen C. Daffron        January 16, 2004      2,913          $82.88        $100.66      2,913           0
William C. Dudley         January 16, 2004      10,000         $53.00        $100.66      10,000          0
Gordon E. Dyal            January 16, 2004      50,082         $82.88        $100.66      50,082          0
Isabelle Ealet            January 16, 2004      25,000         $53.00        $100.66      25,000          0
James P. Esposito         January 16, 2004      7,256          $53.00        $100.66      7,256           0
Mark D. Ettenger          January 16, 2004      9,696          $82.88        $100.66      9,696           0
Shelley A. Hartman        January 16, 2004      34,458         $53.00        $100.66      34,458          0
John S. Iglehart          January 16, 2004      6,000          $53.00        $100.66      6,000           0
Marc O. Nachmann          January 16, 2004      1,500          $53.00        $100.66      1,500           0
L. Peter O'Hagan          January 16, 2004      3,000          $53.00        $100.66      3,000           0
Jacob D. Rosengarten      January 16, 2004      6,906          $53.00        $100.66      4,786         4,786
Jacob D. Rosengarten      January 16, 2004      1,893          $82.88        $100.66      1,680         1,680
Ivan Ross                 January 16, 2004      5,000          $53.00        $100.66      5,000           0
James P. Ziperski         January 16, 2004      2,520          $53.00        $100.66      2,520           0

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 28, 2004

                                    By:     /s/   James B. McHugh
                                            ------------------------------
                                    Name:   James B. McHugh
                                    Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit                                Description
    -------                                -----------
      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

      B.         Form of Agreement Relating to Noncompetition and Other
                 Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      C.         Form of Pledge Agreement (the "IPO Pledge Agreement")
                 (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      D.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                 Exhibit E), dated July 10, 2000 (incorporated by reference to
                 Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      E.         Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                 005-56295)).

      F.         Supplemental Registration Rights Instrument, dated as of
                 December 10, 1999 (incorporated by reference to Exhibit H to
                 Amendment No. 1 to the Initial Schedule 13D, filed December
                 17, 1999 (File No. 005-56295)).

      G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                 Group, L.P. (incorporated by reference to Exhibit I to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                 005-56295)).

      I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                 (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-U.S.
                 trusts (incorporated by reference to Exhibit M to Amendment
                 No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                 No. 005-56295)).

      L.         Form of Guarantee and Pledge Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

    Exhibit                                Description
    -------                                -----------
      M.         Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (incorporated by reference to Exhibit O to
                 Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

      N.         Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      O.         Form of Counterpart to Shareholders' Agreement for Transferee
                 Covered Persons (incorporated by reference to Exhibit Q to
                 Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                 2000 (File No. 005-56295)).

      P.         Supplemental Registration Rights Instrument, dated as of June
                 19, 2000 (incorporated by reference to Exhibit R to Amendment
                 No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                 No. 005-56295)).

      Q.         Power of Attorney (incorporated by reference to Exhibit X to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                 2001 (File No. 005-56295)).

      R.         Form of Amended and Restated Member Agreement, dated as of
                 September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                 (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

      S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                 Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      T.         Supplemental Registration Rights Instrument, dated as of
                 December 21, 2000 (incorporated by reference to Exhibit AA to
                 Amendment No. 12 to the Initial Schedule 13D, filed January
                 23, 2001 (File No. 005-56295)).

      U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

      V.         Form of Pledge Agreement, dated as of March 19, 2001, between
                 GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

      W.         Form of Guarantee and Pledge Agreement for trusts
                 (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

      X.         Form of Pledge Agreement for beneficiaries of trusts
                 (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

      Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

    Exhibit                                Description
    -------                                -----------
      Z.         Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

      AA.        Supplemental Registration Rights Instrument, dated as of
                 December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

      BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                 Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

      CC.        Form of Member Agreement, dated as of May 16, 2002, between GS
                 Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                 Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

      DD.        Form of Pledge Agreement, dated as of June 26, 2002, between
                 GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                 Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

      EE.        Supplemental Registration Rights Instrument, dated as of
                 December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

      FF.        Form of Written Consent Relating to Sale and Purchase of
                 Common Stock (incorporated by reference to Exhibit FF to
                 Amendment No. 35 to the Initial Schedule 13D, filed January 8,
                 2003 (File No. 005-56295)).

      GG.        Partner Agreement, dated as of April 14, 2003, between GS Inc.
                 and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed September
                 19, 2003 (File No. 005-56295)).

      HH.        Pledge Agreement, dated as of July 1, 2003, between GS Inc.
                 and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September
                 19, 2003 (File No. 005-56295)).

      II.        Supplemental Registration Rights Instrument, dated as of
                 December 19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).